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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Dollar General Corporation
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Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072

Dear Shareholder:

              The 2010 Annual Meeting of Shareholders of Dollar General Corporation will be held on Thursday, June 3, 2010, at 9:00 a.m., Central Time, at Goodlettsville City Hall Auditorium, 105 South Main Street, Goodlettsville, Tennessee. All shareholders of record at the close of business on March 29, 2010 are invited to attend the annual meeting. For security reasons, however, to gain admission to the meeting you may be required to present photo identification and comply with other security measures.

              At this year's meeting, you will have an opportunity to vote on the matters described in our accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Our 2009 Annual Report also accompanies this letter.

              Your interest in Dollar General and your vote are very important to us. We encourage you to read the Proxy Statement and vote your proxy as soon as possible so your vote can be represented at the annual meeting. You may vote your proxy via the Internet or telephone, or if you received a paper copy of the proxy materials by mail, you may vote by mail by completing and returning a proxy card.

              On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Dollar General.

Sincerely,
/s/ Rick Dreiling
Rick Dreiling Chairman & Chief Executive Officer

April 16, 2010

Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Thursday, June 3, 2010
TIME:	9:00 a.m., Central Time
PLACE:	Goodlettsville City Hall Auditorium 105 South Main Street Goodlettsville, Tennessee
ITEMS OF BUSINESS:	1)	To elect as directors the 7 nominees listed in the accompanying proxy statement;
	2)	To ratify the appointment of the independent registered public accounting firm for fiscal 2010; and
	3)	To transact any other business that may properly come before the annual meeting and any adjournments of that meeting.
WHO MAY VOTE:	Shareholders of record at the close of business on March 29, 2010
By Order of the Board of Directors,
/s/ Christine L. Connolly
Goodlettsville, Tennessee April 16, 2010	Christine L. Connolly Corporate Secretary

Please vote your proxy as soon as possible even if you expect to attend the annual meeting in person. You may vote your proxy via the Internet or by phone by following the instructions on the notice of internet availability or proxy card, or if you received a paper copy of these proxy materials by mail, you may vote by mail by completing and returning the enclosed proxy card in the enclosed reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke your proxy by following the instructions listed on page 4 of the proxy statement.

DOLLAR GENERAL CORPORATION

Proxy Statement for
2010 Annual Meeting of Shareholders

 IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

              This Proxy Statement, our 2009 Annual Report and a form of proxy card are available at www.proxyvote.com. You will need your Notice of Internet Availability or proxy card to access the proxy materials.

              As permitted by rules adopted by the Securities and Exchange Commission ("SEC"), we are furnishing our proxy materials over the Internet to some of our shareholders. This means that some shareholders will not receive paper copies of these documents. Instead, these shareholders will receive only a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet. The Notice of Internet Availability also contains instructions on how each of those shareholders can request a paper copy of our proxy materials, including the Proxy Statement, our 2009 Annual Report and a proxy card. Shareholders who do not receive a Notice of Internet Availability will receive a paper copy of the proxy materials by mail, unless they have previously requested delivery of proxy materials electronically. If you received only the Notice of Internet Availability and would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents.

GENERAL INFORMATION

What is this document?

              This document is the Proxy Statement of Dollar General Corporation for the Annual Meeting of Shareholders to be held on Thursday, June 3, 2010. We will begin mailing printed copies of this document or the Notice of Internet Availability to our shareholders on or about April 16, 2010. We are providing this document to solicit your proxy to vote upon certain matters at the annual meeting.

              In this document we refer to our company as "we" or "us" or "Dollar General." In addition, unless otherwise noted in this document or the context requires otherwise, "2010," "2009," "2008" and "2007" refer to our fiscal years ending or ended January 28, 2011, January 29, 2010, January 30, 2009, and February 1, 2008.

What is a proxy?

              It is your legal designation of another person, called a "proxy," to vote the stock you own. The document that designates someone as your proxy is also called a proxy or a proxy card.

Who is paying the costs of this document and the solicitation of my proxy?

              Dollar General will pay all expenses of this solicitation.

Who is soliciting my proxy, and will anyone be compensated to solicit my proxy?

              Your proxy is being solicited by and on behalf of our Board of Directors. In addition to solicitation by use of the mails, our directors, officers and employees may solicit proxies in person or by telephone, telegram, electronic mail, facsimile or other means of communication. Those persons will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.

Who may attend the annual meeting?

              Only shareholders, their proxy holders and our invited guests may attend the meeting. If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that record holder or your most recent brokerage account statement that confirms your ownership of those shares as of March 29, 2010. For security reasons, we also may require photo identification for admission.

Will Board members attend the annual meeting?

              Yes. Our Board of Directors has adopted a policy that all directors will attend annual shareholders' meetings unless attendance is not feasible due to unavoidable circumstances.

Where can I find directions to the annual meeting?

              You can find directions to Goodlettsville City Hall, where we will hold the annual meeting, on the "Investor Information—Conference Calls and Investor Events" portion of our web site located at www.dollargeneral.com.

What is Dollar General Corporation and where is it located?

              We operate convenient-sized stores to deliver everyday low prices on products that families use every day. We are the largest discount retailer in the United States by number of stores with more than 8,800 locations in 35 states as of March 29, 2010. Our principal executive offices are located at 100 Mission Ridge, Goodlettsville, TN 37072. Our telephone number is 615-855-4000.

Where is Dollar General common stock traded?

              Our common stock is traded and quoted on the New York Stock Exchange ("NYSE") under the symbol "DG."

Where can I find information regarding Dollar General's corporate governance practices?

              We have posted Dollar General governance-related information on the "Investor Information—Corporate Governance" portion of our web site located at www.dollargeneral.com, including without limitation our Corporate Governance Guidelines, Code of Business Conduct and Ethics, the charter of each of the Audit Committee, Compensation Committee, and Nominating & Corporate Governance Committee, and the names of the persons chosen to lead the executive sessions of the non-management directors and of the independent directors. This information is available in print to any shareholder who sends a request in writing to: Investor Relations, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, TN 37072.

How can I communicate with the Board of Directors?

              Our Board of Directors has approved a process for security holders and other interested parties to contact the Board, a particular director, or the non-management or the independent directors as a group. Such process is described on the "Investor Information—Corporate Governance" portion of our web site located at www.dollargeneral.com.

VOTING MATTERS

How many votes must be present to hold the annual meeting?

              A quorum, consisting of the presence in person or by proxy of the holders of a majority of shares of our common stock outstanding on March 29, 2010, must exist to conduct any business.

What am I voting on?

              You will be voting on the election of 7 directors and the ratification of the appointment of our independent registered public accounting firm for 2010.

May other matters be raised at the annual meeting?

              We currently are unaware of any other matters to be acted upon at the meeting. Under Tennessee law and our governing documents, no other non-procedural business may be raised at the meeting unless proper notice has been given to shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

Who is entitled to vote?

              You may vote if you owned shares of Dollar General common stock at the close of business on March 29, 2010. As of that date, there were 340,821,004 shares of Dollar General common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter.

How do I vote?

              If you are a shareholder of record, you may vote your proxy over the telephone or Internet or, if you received printed proxy materials, by marking, signing, dating and returning the printed proxy card in the enclosed envelope. Please refer to the instructions on the Notice of Internet Availability or proxy card, as applicable. Alternatively, you may vote in person at the meeting.

              If you are a "street name" holder, your broker, bank, or other nominee will provide materials and instructions for voting your shares. You may vote in person at the meeting if you obtain a proxy from your broker, banker, trustee or other nominee giving you the right to vote the shares.

What is the difference between a "shareholder of record" and a "street name" holder?

              You are a "shareholder of record" if your shares are registered directly in your name with Wells Fargo Shareowner Services, our transfer agent. You are a "street name" holder if your shares are held in the name of a brokerage, bank, trust or other nominee as custodian.

What if I receive more than one Notice of Internet Availability or proxy card?

              You will receive multiple Notices of Internet Availability or proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. If you are a street name holder, you will receive your Notice of Internet Availability or proxy card or other voting information from your broker, and you will follow your broker's instructions for voting your shares. You should vote the shares represented by each Notice of Internet Availability or proxy card you receive.

How will my proxy be voted?

              The persons named on the proxy card will vote your proxy as you direct on the proxy card. If your signed proxy card does not specify instructions, your proxy will be voted: "FOR" all directors nominated and "FOR" ratification of Ernst & Young LLP as our independent registered public accounting firm for 2010.

Can I change my mind and revoke my proxy?

              Yes. If you are a shareholder of record, to revoke a proxy given pursuant to this solicitation you must:

  •
  sign a later-dated proxy card and submit it so that it is received before the annual meeting in accordance with the instructions included in the proxy card;

  •
  at or before the annual meeting, send to our Corporate Secretary a written notice of revocation dated later than the date of the proxy;

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  submit a later-dated vote by telephone or Internet no later than 11:59 p.m. (EDT) on June 2, 2010; or

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  attend the annual meeting and vote in person.

              If you are a street name holder, to revoke a proxy given pursuant to this solicitation you must follow the instructions of the bank, broker, trustee or other nominee who holds your shares.

How many votes are needed to elect directors and approve other matters?

              Directors are elected by a plurality of the votes cast by holders of shares entitled to vote at the meeting. You may vote for all nominees or you may withhold your vote on one or more nominees.

              The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010 will be approved if the votes cast for the proposal exceed the votes cast against it. You may vote in favor of or against this ratification, or you may elect to abstain from voting your shares.

How will abstentions and broker non-votes be treated?

              Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.

What are broker non-votes?

              Your broker is the record holder of any shares that you hold in street name, but your broker must vote those shares pursuant to your instructions. If you do not provide instructions, your broker may exercise discretionary voting power over your shares for "routine" matters but not for "non-routine" items. The election of directors is considered to be a non-routine matter, while the ratification of the appointment of the independent registered public accounting firm is considered to be a routine matter.

              "Broker non-votes" occur when shares held of record by a broker are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion. To avoid giving them the effect of negative votes, broker non-votes are disregarded for the purpose of determining the total number of votes cast with respect to a proposal.

Will my vote be confidential?

              Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that is intended to protect your voting privacy. Your vote will not be intentionally disclosed either within Dollar General or to third parties, except (1) as necessary to meet applicable legal requirements; (2) in a dispute regarding authenticity of proxies and ballots; (3) in the case of a contested proxy solicitation, if the other party soliciting proxies does not agree to comply with the confidential voting policy; (4) to allow for the tabulation of votes and certification of the vote; (5) to facilitate a successful proxy solicitation; or (6) when a shareholder makes a written comment on the proxy card or otherwise communicates the vote to management.

PROPOSAL 1:
ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

              Our Board of Directors must consist of at least 1 but not more than 15 directors. The exact number is set by the Board pursuant to and in compliance with our shareholders' agreement with our controlling shareholder, Buck Holdings, L.P., and the sponsor shareholders indentified in that agreement, and is currently fixed at 7. All directors are elected annually by our shareholders.

Who are the nominees this year?

              The nominees for the Board of Directors consist of 7 current directors. If elected, each nominee would hold office until the 2011 annual meeting of shareholders or until his or her successor is elected and qualified. These nominees, their ages at the date of this document and the calendar year in which they first became a director are listed in the table below.

Name	Age	Director Since
Raj Agrawal	37	2007
Warren F. Bryant	64	2009
Michael M. Calbert	47	2007
Richard W. Dreiling	56	2008
Adrian Jones	45	2007
William C. Rhodes, III	45	2009
David B. Rickard	63	2010

What are the backgrounds of this year's nominees?

              Mr. Agrawal joined Kohlberg Kravis Roberts & Co., L.P. ("KKR") in May 2006 and is a member of the Infrastructure team. He previously was a member of KKR's Retail and Energy industry teams. From 2002 to May 2006, he was a Vice President with Warburg Pincus, where he participated in the execution and oversight of a number of investments in the energy sector. Mr. Agrawal's prior experience also includes Thayer Capital Partners and McKinsey & Co., where he provided strategic and mergers and acquisitions advice to clients in a variety of industries. KKR's affiliates indirectly own a substantial portion of our outstanding common stock through their investment in Buck Holdings, L.P. and related entities.

              Mr. Bryant served as the President and Chief Executive Officer of Longs Drug Stores Corporation, a retail drugstore chain on the West Coast and in Hawaii, from 2002 through 2008 and as its Chairman of the Board from 2003 through his retirement in 2008. Prior to joining Longs Drug Stores, Mr. Bryant served as the Senior Vice President of The Kroger Co., a retail grocery chain, from 1999 to 2002. Mr. Bryant is a director of OfficeMax Incorporated.

              Mr. Calbert has been with KKR for over nine years and during that time has been directly involved with several portfolio companies. He heads the Retail industry team. Mr. Calbert is currently on the board of directors of Toys "R" Us, Inc. and U.S. Foodservice. He joined Randall's Food Markets as the Chief Financial Officer in 1994, ultimately taking the company through a transaction with KKR in June 1997. He left Randall's Food Markets after the company was sold in September 1999 and joined KKR. Mr. Calbert started his professional career as a consultant with Arthur Andersen Worldwide, where his primary focus was on the retail/consumer industry. He served as our Chairman until December 2008. KKR's affiliates indirectly own a substantial portion of our outstanding common stock through their investment in Buck Holdings, L.P. and related entities.

              Mr. Dreiling joined Dollar General in January 2008 as Chief Executive Officer and a member of our Board. He was appointed Chairman of the Board on December 2, 2008. Prior to joining Dollar General, Mr. Dreiling served as Chief Executive Officer, President and a director of Duane Reade Holdings, Inc. and Duane Reade Inc., the largest drugstore chain in New York City, from November 2005 until January 2008 and as Chairman of the Board of Duane Reade from March 2007 until January 2008. Prior to that, Mr. Dreiling, beginning in March 2005, served as Executive Vice President—Chief Operating Officer of Longs Drug Stores Corporation, an operator of a chain of retail drug stores on the West Coast and Hawaii, after having joined Longs in July 2003 as Executive Vice President and Chief Operations Officer. From 2000 to 2003, Mr. Dreiling served as Executive Vice President—Marketing, Manufacturing and Distribution at Safeway, Inc., a food and drug retailer. Prior to that, Mr. Dreiling served from 1998 to 2000 as President of Vons, a Southern California food and drug division of Safeway.

              Mr. Jones has been with Goldman, Sachs & Co. since 1994. He is a managing director in Principal Investment Area (PIA) in New York where he focuses on consumer-related and healthcare opportunities. Affiliates of Goldman, Sachs & Co. indirectly own a substantial portion of our outstanding common stock through their investment in Buck Holdings, L.P. and related entities. Mr. Jones is currently on the board of directors of Biomet, Inc., Education Management Corporation, HealthMarkets, Inc. and Signature Hospital, LLC. He also previously served on the board of directors of Burger King Holdings, Inc. from 2002 to 2008.

              Mr. Rhodes was elected Chairman of AutoZone, a specialty retailer and distributor of automotive replacement parts and accessories, in June 2007. He has served as President, Chief Executive Officer, and a director of AutoZone since 2005. Prior to his appointment as President and Chief Executive Officer, Mr. Rhodes was Executive Vice President—Store Operations and Commercial. Prior to 2005, he had been Senior Vice President—Supply Chain and Information Technology since 2002, and prior thereto had been Senior Vice President—Supply Chain since 2001. Prior to that time, he served in various capacities with AutoZone, including Vice President—Stores, Senior Vice President—Finance and Vice President—Finance and Vice President—Operations Analysis and Support. Prior to 1994, Mr. Rhodes was a manager with Ernst & Young, LLP.

              Mr. Rickard served as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of CVS Caremark Corporation, a retail pharmacy chain and provider of healthcare services and pharmacy benefits management, from September 1999 until his retirement in December 2009. Prior to joining CVS Caremark, Mr. Rickard was the Senior Vice President and Chief Financial Officer of RJR Nabisco Holdings Corporation from March 1997 to August 1999. Previously, he was Executive Vice President of International Distillers and Vintners Americas. Mr. Rickard is a director of Harris Corporation and Jones Lang LaSalle Incorporated. He served as a director of The May Companies from January 2005 to August 2005.

How are directors identified and nominated?

              All persons nominated for election as directors at the 2010 annual meeting are currently serving on our Board of Directors and were recommended for re-election by our Nominating and Corporate Governance Committee. We established that Committee in connection with the initial public offering of our common stock in November 2009. The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending future director candidates, subject to the terms of the shareholders' agreement and Mr. Dreiling's employment agreement discussed below.

              The Nominating and Corporate Governance Committee's charter and our Corporate Governance Guidelines require the Committee to consider candidates timely submitted by our shareholders in accordance with the notice provisions and procedures set forth in our Bylaws (as described below under "Can shareholders nominate directors?") and to apply the same criteria to the evaluation of those candidates as the Committee applies to other director candidates. The Committee may also use a variety of other methods to identify potential director candidates, such as recommendations by our directors, management, or third party search firms. No third party search firm is currently retained to assist in that process. Our Board is responsible for nominating the slate of directors to be elected by our shareholders at the annual meeting, upon the Committee's recommendation.

              Our directors, Messrs. Agrawal, Calbert, Dreiling and Jones, are managers of Buck Holdings, LLC, which serves as the general partner of Buck Holdings, L.P. The Second Amended and Restated Limited Liability Company Agreement of Buck Holdings, LLC generally requires that Buck Holdings, LLC cause any of our common stock held by Buck Holdings, L.P. to be voted in favor of any person designated to be a member of our Board pursuant to our shareholders' agreement with Buck Holdings, L.P. described below.

              Pursuant to our shareholders' agreement with Buck Holdings, L.P. and the sponsor shareholders identified in that agreement, certain of our shareholders have the right to designate nominees to our Board, subject to their election by our shareholders at the annual meeting. Specifically, KKR 2006 Fund L.P., KKR PEI Investments, L.P., KKR Partners III, L.P., 8 North America Investor LP and their respective permitted transferees (collectively, the "KKR Shareholders") have the right to designate the following percentage of the number of total directors comprising our Board so long as Buck Holdings, L.P. beneficially owns the following specified amount of the then outstanding shares of our common stock:

% of Directors KKR may Designate	Beneficial Ownership of Dollar General Common Stock by Buck Holdings, L.P.
Up to a majority	>50%
Up to 40%	>40% but < or equal to 50%
Up to 30%	>30% but < or equal to 40%
Up to 20%	>20% but < or equal to 30%
Up to 10%	At least 5%

              Any fractional amount that results from determining the percentage of the total number of directors will be rounded up to the nearest whole number (for example, if the applicable percentage would result in 2.1 directors, the KKR Shareholders will have the right to designate 3 directors). In addition, in the event that the KKR Shareholders only have the right to designate one director, they also have the right to designate one person to serve as a non-voting observer to the Board.

              In addition, pursuant to the shareholders' agreement, GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG, GS Capital Partners VI Offshore Fund, L.P., GSUIG, L.L.C., Goldman Sachs DGC Investors, L.P. and Goldman Sachs DGC Investors Offshore Holdings, L.P., and their permitted transferees (collectively, the "Goldman Shareholders") have the right to designate (i) one director so long as they beneficially own at least 5% of the then outstanding shares of our common stock and (ii) one person to serve as a non-voting observer.

              Each of the KKR Shareholders and the Goldman Shareholders has the right to remove and replace its director-designees at any time and for any reason and to fill any vacancies otherwise resulting in such director positions.

              Pursuant to the shareholders' agreement, the KKR Shareholders have nominated Messrs. Calbert and Agrawal, and the Goldman Shareholders have nominated Mr. Jones. These nominees, like all of our director nominees, are subject to election by our shareholders at our annual meeting.

              Given current beneficial ownership by Buck Holdings, L.P. of our common stock, we are a "controlled company" under NYSE listing standards. For as long as we continue to qualify as a "controlled company" under NYSE listing standards and subject to applicable law, (i) the KKR Shareholders have the right to designate a majority of the members of our Nominating and Corporate Governance Committee and up to two members of our Compensation Committee and (ii) the Goldman Shareholders have the right to designate one member to each such committee, as long as the Goldman Shareholders have the right to designate one director to our Board. If we do not qualify as a "controlled company" under NYSE listing standards, the KKR Shareholders have the right to designate one member to each of our Nominating and Corporate Governance Committee and Compensation Committee for as long as they have the right to designate one director to our Board.

              In addition, our employment agreement with Mr. Dreiling provides that he shall serve as a member of our Board for as long as he is employed with us under that agreement. Our failure to nominate Mr. Dreiling for election by our shareholders or our shareholders' failure to elect Mr. Dreiling to our Board would give rise to a breach of contract claim.

              Our CEO initially recommended Messrs. Bryant and Rhodes to our Board for consideration, while Mr. Rickard was initially recommended by certain of our non-management directors.

How are nominees evaluated; what are the minimum qualifications?

              Subject to the shareholders' agreement and Mr. Dreiling's employment agreement discussed above, the Nominating and Corporate Governance Committee is charged with identifying, recruiting and recommending to the Board only those candidates that the Committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board. We have a policy to strive to have a Board representing diverse experience at policy-making levels in business, education or other areas that are relevant to our business. To implement this policy, the Committee assesses diversity in evaluating each candidate's individual qualities in the context of how that candidate would relate to the Board as a whole. The Committee will periodically assess the effectiveness of this policy by considering whether the Board as a whole represents such diverse experience and recommending to the Board changes to the criteria for selection of new directors as appropriate. The Committee recommends candidates, including those submitted by shareholders, only if the Committee believes the candidate's knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all Dollar General shareholders.

              For as long as we continue to qualify as a "controlled company" under NYSE listing standards, we do not have to comply with the general NYSE rule that a majority of the Board be independent.

              The Nominating and Corporate Governance Committee assesses a candidate's independence, background and experience, as well as the current Board's skill needs and diversity. With respect to incumbent directors selected for re-election, the Committee assesses each director's meeting attendance record and the suitability of continued service. In addition, individual directors and any nominee should be in a position to devote an adequate amount of time to the effective performance of director duties and possess the following characteristics: integrity and accountability, informed judgment, financial literacy, a cooperative approach, a record of achievement, loyalty, and the ability to consult with and advise management.

What particular experience, qualifications, attributes or skills led the Board of Directors to conclude that each nominee should serve as a director of Dollar General?

              Our Board of Directors believes that each of this year's nominees is in a position to devote an adequate amount of time to the effective performance of director duties and has concluded that each nominee possesses the minimum qualifications identified under "How are nominees evaluated; what are the minimum qualifications" above. In considering the Board as a whole, the Board has determined that this year's nominees complement each other, meet the Board's skill needs, and represent diverse experience at policy-making levels in areas relevant to our business.

              In addition, the Board believes that the nominees possess the following experience, qualifications, attributes and skills and considered the following in determining that the nominees should serve as directors of Dollar General:

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  Mr. Dreiling.    Mr. Dreiling brings to Dollar General over 40 years of retail experience at all operating levels. He provides a unique perspective regarding our industry as a result of his experience progressing through the ranks within various retail companies. Mr. Dreiling also has a thorough understanding of all key areas of our business as a result of his experience overseeing the operations, marketing, manufacturing and distribution functions of other retail companies. In addition, Mr. Dreiling's service in leadership and policy-making positions of other companies in the retail industry has provided him with the necessary leadership skills to effectively guide and oversee the direction of Dollar General and with the consensus-building skills required to lead our management team and our Board. Moreover, during the more than 2 years that Mr. Dreiling has served as our CEO, he has gained a thorough understanding of our operations and has managed us through significant change.

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  Mr. Agrawal.    Mr. Agrawal, who was nominated by the KKR Shareholders pursuant to the shareholders' agreement, has 10 years of experience in managing and analyzing companies owned by private equity companies, including over 2.5 years with Dollar General. He has a strong understanding of corporate finance and strategic business planning activities that are unique to highly-leveraged companies such as Dollar General. While serving as a member of KKR's Retail and Energy industry teams, he gained significant experience advising retail companies. Mr. Agrawal also has invaluable risk assessment experience.

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  Mr. Bryant.    Mr. Bryant has over 40 years of retail experience, including experience in marketing, merchandising, operations and finance. His substantial experience in leadership and policy-making roles at other retail companies provides him with an extensive understanding of our industry, as well as with valuable executive management skills and the ability to effectively advise our CEO. As a former board chairman and as the chairman of the governance and nominating committee of another public company, Mr. Bryant also possesses leadership experience in the area of corporate governance. As a result, our Board has chosen Mr. Bryant to preside over the executive sessions of our independent directors.

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  Mr. Calbert.    Mr. Calbert, who was nominated by the KKR Shareholders pursuant to the shareholders' agreement and who has served on our Board for over 2.5 years, has considerable experience in managing private equity portfolio companies and is familiar with corporate finance and strategic business planning activities that are unique to highly-leveraged companies such as Dollar General. As the head of KKR's Retail industry team, Mr. Calbert has a strong background and extensive experience in advising and managing companies in the retail industry, including evaluating business strategies, financial plans and structures, and management teams. Mr. Calbert also has a significant financial and accounting background evidenced by his prior experience as the chief financial officer of a public retail company and his 10 years of practice as a certified public accountant. Our Board has chosen Mr. Calbert to lead the executive sessions of the non-management directors.

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  Mr. Jones.    Mr. Jones, who was nominated by the Goldman Shareholders pursuant to the shareholders' agreement, has 12 years of experience in governing private equity portfolio companies, including over 2.5 years with Dollar General. His 16 years at Goldman, Sachs & Co. have provided him with extensive understanding of the corporate finance and strategic business planning activities that are unique to highly-leveraged companies such as Dollar General. In addition, his experience as a director of public companies outside of the retail industry and his focus at Goldman Sachs on consumer and healthcare companies enables Mr. Jones to contribute a different perspective to Board discussions.

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  Mr. Rhodes.    Mr. Rhodes has 15 years of experience in the retail industry, including extensive experience in operations, supply chain and finance, among other areas. This background serves as a strong foundation for offering invaluable perspective and expertise to our CEO and our Board. In addition, his experience as a board chairman and chief executive officer of a public retail company and as the Chairman of the Retail Industry Leaders Association provides leadership, consensus-building, strategic planning and budgeting skills, as well as extensive understanding of both short- and long-term issues confronting the retail industry. Mr. Rhodes also has a strong financial background and our Board has determined that he qualifies as an audit committee finance expert.

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  Mr. Rickard.    Mr. Rickard has held senior management and executive positions for much of his 37 years in the corporate world. He has significant retail experience and a diverse retail industry background, including experience serving on the board of another retail company. He also has an extensive financial and accounting background, having served as the chief financial officer of two public companies, including a large retailer. As a result, our Board has determined that Mr. Rickard is an audit committee financial expert and has elected him to serve as the Chairman of the Audit Committee. Mr. Rickard's financial experience within the retail industry also brings expertise and perspective to our Board's discussions regarding strategic planning and budgeting.

              Acting upon the recommendation of the Nominating and Corporate Governance Committee and in accordance with the shareholders' agreement, our Board has concluded that these nominees possess the appropriate experience, qualifications, attributes and skills to serve as directors of Dollar General and has nominated these individuals to be elected by our shareholders at our annual meeting.

Can shareholders nominate directors?

              The KKR Shareholders and the Goldman Shareholders may nominate directors pursuant to the shareholders' agreement discussed above under "How are directors identified and nominated." Other shareholders can nominate directors by following the procedures set forth in our Bylaws. In short, the shareholder must timely deliver a written notice to our Corporate Secretary at 100 Mission Ridge, Goodlettsville, TN 37072. To be timely, the notice must be received no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. However, if the meeting is held more than 30 days before or more than 60 days after such anniversary date, the notice must be received no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such annual meeting. If the first public announcement of the annual meeting date is less than 100 days prior to the date of such annual meeting, the notice must be received by the 10th day following the day on which the public announcement was made.

              For example, to be considered for the 2011 annual shareholders' meeting, if the 2011 annual meeting is held not more than 30 days before and not more than 60 days after June 3, 2011, the notice must be received no earlier than the close of business on February 3, 2011 and no later than the close of business on March 5, 2011. The notice must contain all information required by our Bylaws about the shareholder proposing the nominee and about the nominee, which generally includes:

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      the nominee's name, age, business address and residence address;

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      the nominee's principal occupation or employment;

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      the class and number of shares of Dollar General stock that are beneficially owned by the nominee;

      •
      any other information relating to the nominee that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A of the Securities Exchange Act of 1934 (including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected);

      •
      the name and address of the shareholder proposing the nominee, as they appear on our record books, and the name and address of the beneficial holder (if applicable);

      •
      the class and number of shares of Dollar General that are beneficially owned by the shareholder proposing the nominee;

      •
      any other interests of the proposing shareholder or the proposing shareholder's immediate family in the securities of Dollar General, including interests the value of which is based on increases or decreases in the value of securities of Dollar General or the payment of dividends by Dollar General;

      •
      a description of all compensatory arrangements or understandings between the proposing shareholder and each nominee; and

      •
      a description of all arrangements or understandings between the proposing shareholder and each nominee and any other person pursuant to which the nomination is to be made by the shareholder.

              You should consult our Bylaws for more detailed information regarding the process by which shareholders may nominate directors. Our Bylaws are posted on the "Investor Information—Corporate Governance" portion of our web site located at www.dollargeneral.com. No shareholder nominees have been proposed for this year's meeting, other than the nominees designated pursuant to the shareholders' agreement as discussed above.

What if a nominee is unwilling or unable to serve?

              That is not expected to occur. If it does, the persons designated as proxies on your proxy card are authorized to vote your proxy for a substitute designated by our Board of Directors.

Are there any familial relationships between any of the nominees?

              There are no familial relationships between any of the nominees or between any of the nominees and any of our executive officers.

What does the Board of Directors recommend?

              Our Board recommends that you vote FOR the election of each of the director nominees.

CORPORATE GOVERNANCE

Does Dollar General combine the positions of Chairman and CEO?

              Yes. Our CEO, Mr. Dreiling, serves as the Chairman of our Board of Directors. The Board believes this provides an efficient and effective leadership model for Dollar General because, given his day-to-day involvement with and intimate understanding of our specific business, industry and management team, Mr. Dreiling is particularly suited to effectively identify strategic priorities, lead the discussion and execution of strategy, and facilitate information flow between management and the Board. The Board further believes that combining these roles fosters clear accountability, effective decision-making, and alignment on the development and execution of corporate strategy. To promote effective independent oversight, the Board has adopted a number of governance practices, including:

  •
  Ensuring the opportunity for executive sessions of the independent directors after every regularly scheduled Board meeting. While the Board has not appointed a lead independent director, Mr. Bryant has been chosen to preside over such executive sessions.

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  Ensuring the opportunity for executive sessions of the non-management directors after every regularly scheduled Board meeting. The Board has chosen Mr. Calbert to preside over such executive sessions.

  •
  Conducting annual performance evaluations of Mr. Dreiling by the Compensation Committee, the results of which are reviewed with the Board.

              The Board recognizes that no single leadership model is right for all companies and at all times, and the Board will review its leadership structure as appropriate to ensure it continues to be in the best interests of Dollar General and our shareholders.

Does the Board have standing Audit, Compensation and Nominating Committees?

              Yes. Our Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board has determined that all members of the Audit Committee and two members of the Compensation Committee are independent as defined in the NYSE listing standards and in our Corporate Governance Guidelines. In addition, the Board has established a sub-committee of our Compensation Committee consisting of Messrs. Rhodes and Bryant for purposes of approving any compensation that may otherwise be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended. None of the members of the Nominating and Corporate Governance Committee are independent as defined in the NYSE listing standards and in our Corporate Governance Guidelines.

              The Board has adopted a written charter for each of these committees. All committee charters are available on the "Investor Information—Corporate Governance" portion of our web site located at www.dollargeneral.com.

              Current information regarding the Audit, Compensation and Nominating and Corporate Governance Committees is set forth below. From the beginning of 2009 until the completion of our initial public offering in November 2009, our Audit Committee was comprised of Messrs. Agrawal and Calbert, our Compensation Committee was comprised of Messrs. Agrawal, Calbert and Jones, and we did not have a Nominating and Corporate Governance Committee.

Name of Committee & Members	Committee Functions

AUDIT:	• Selects the independent registered public accounting firm
Mr. Rickard, Chairman	• Pre-approves all audit engagement fees and terms, as well as audit
Mr. Bryant	and permitted non-audit services to be provided by the
Mr. Rhodes	independent registered public accounting firm

•       Reviews an annual report describing the independent registered public accounting firm's internal quality control procedures and any material issues raised by its most recent review of internal quality controls

• Annually evaluates the independent registered public accounting firm's qualifications, performance and independence
• Discusses the scope of the audit and any audit problems or difficulties
• Sets policies regarding the hiring of current and former employees of the independent registered public accounting firm
• Discusses the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm
• Discusses types of information to be disclosed in earnings press releases and provided to analysts and rating agencies
• Discusses policies governing the process by which risk assessment and risk management is to be undertaken
• Reviews disclosures made by the CEO and CFO regarding any significant deficiencies or material weaknesses in our internal control over financial reporting
• Reviews internal audit activities, projects and budget
• Establishes procedures for receipt, retention and treatment of complaints we receive regarding accounting or internal controls
• Discusses with our general counsel legal matters having an impact on financial statements
• Periodically reviews and reassesses the committee's charter
• Provides information to our Board that may be relevant to the annual evaluation of performance and effectiveness of the Board and its committees
• Prepares the report required by the SEC to be included in our proxy statement
• Evaluates and makes recommendations to the Board concerning shareholder proposals relating to matters of which the committee has expertise.

Name of Committee & Members	Committee Functions

COMPENSATION:	• Reviews and approves corporate goals and objectives relevant to the
Mr. Calbert, Chairman	compensation of our chief executive officer
Mr. Agrawal	• Determines the compensation of our officers and recommends the
Mr. Bryant	compensation of our directors
Mr. Jones	• Recommends, when appropriate, changes to our compensation
Mr. Rhodes	philosophy and principles
• Administers overall compensation and benefits programs
• Recommends any changes in our incentive compensation and equity-based plans that are subject to Board approval

•       Reviews and discusses with management, prior to the filing of the proxy statement, the disclosure prepared regarding executive compensation, including the Compensation Discussion and Analysis and compensation tables (in addition to preparing a report on executive compensation for the proxy statement)

• Provides information to our Board that may be relevant to the annual evaluation of performance and effectiveness of the Board and its committees
• Evaluates and makes recommendations to our Board concerning shareholder proposals relating to matters of which the committee has expertise
• Periodically reviews and reassesses the committee's charter.
NOMINATING AND	• Develops and recommends criteria for selecting new directors
CORPORATE	• Screens and recommends to our Board individuals qualified to become
GOVERNANCE:	members of our Board
Mr. Calbert, Chairman	• Recommends to our Board the structure and membership of Board
Mr. Agrawal	committees
Mr. Jones	• Recommends to our Board persons to fill Board and committee vacancies
• Develops and recommends to our Board Corporate Governance Guidelines and makes other recommendations relative to corporate governance issues
• Evaluates and makes recommendations to our Board concerning shareholder proposals relating to matters of which the committee has expertise
• Periodically reviews and reassesses the committee's charter
• Provides information to our Board that may be relevant to the annual evaluation of performance and effectiveness of the Board and its committees.

Does Dollar General have an audit committee financial expert serving on its Audit Committee?

              Yes. Our Board has designated Messrs. Rhodes and Rickard as audit committee financial experts and has determined that each is independent as defined in NYSE listing standards and in our Corporate Governance Guidelines. Audit committee financial experts have the same responsibilities as the other Audit Committee members. They are not our auditors or accountants, do not perform "field work" and are not employees. The SEC has determined that designation as an audit committee financial expert will not cause a person to be deemed to be an "expert" for any purpose.

What is the Board's role in risk oversight?

              Our Board of Directors and its various committees have an important role in our risk oversight process. Our Board regularly reviews with management our financial and business strategies, and those reviews include a discussion of relevant material risks as appropriate. Our General Counsel also periodically reviews with the Board our comprehensive insurance coverage and programs.

              As part of its charter, the Audit Committee discusses our policies with respect to risk assessment and risk management, primarily through review and oversight of our enterprise risk management program. The enterprise risk management program is coordinated by our Internal Audit department and entails a review and documentation of our comprehensive risk management practices, including an assessment of internal and external risks. The program evaluates each risk, identifies mitigation strategies used to address each risk, and assesses the remaining residual risk. The program is updated through interviews with members of the leadership team and senior management, review of strategic initiatives, evaluation of the fiscal budget, review of upcoming legislative or regulatory changes, and review of other outside information concerning business, financial, legal, reputational, and other risks. Semi-annually the results are presented to the Audit Committee and the categories with high residual risk, along with their mitigation strategies, are discussed individually.

              Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. In addition, as discussed under "Executive Compensation—Compensation Risk Considerations" below, the Compensation Committee also periodically assesses the risks relating to our overall compensation programs.

              While the Audit Committee and the Compensation Committee oversee the management of the risk areas identified above, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

How often did the Board and its committees meet in 2009?

              During 2009, our Board of Directors, Audit Committee and Compensation Committee met 8, 4 and 8 times, respectively. Our Nominating and Corporate Governance Committee, which was established towards the end of 2009 after the completion of our initial public offering, did not meet in 2009. Each incumbent director attended at least 75% of the total of all meetings of the Board and all committees on which he or she served, except for Mr. Rickard who was unable to attend a special Board meeting held shortly after his appointment to our Board in January 2010.

DIRECTOR COMPENSATION

              The following table and text discuss the compensation of persons who served as a member of our Board of Directors during all or part of 2009, other than Mr. Dreiling whose compensation is discussed under "Executive Compensation" below and who was not separately compensated for Board service. We have omitted from this table the columns pertaining to non-equity incentive plan compensation and nonqualified deferred compensation earnings because they are inapplicable.

Fiscal 2009 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Raj Agrawal	47,195	34,389	53,171	—	134,755
Warren F. Bryant(4)	15,217	34,389	53,171	—	102,777
Michael M. Calbert	52,268	34,389	53,171	—	139,828
Adrian Jones	47,195	34,389	53,171	—	134,755
William C. Rhodes, III(4)	17,504	34,389	53,171	—	105,064
David B. Rickard(4)	6,681	34,403	54,290	—	95,374
Dean B. Nelson(4)	10,000	—	—	—	10,000

(1)
Represents the aggregate grant date fair value of restricted stock units awarded to each director in 2009, computed in accordance with FASB ASC Topic 718. The grants were made to Messrs. Agrawal, Bryant, Calbert, Jones, and Rhodes on November 18, 2009 and to Mr. Rickard on January 6, 2010. As of January 29, 2010, each of Messrs. Agrawal, Bryant, Calbert, Jones, and Rhodes had a total of 1,525, and Mr. Rickard had a total of 1,459, restricted stock units outstanding, none of which were vested at that time. For information regarding the assumptions made in the valuation of these awards, see Note 11 of the annual consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 29, 2010, filed with the SEC on March 31, 2010 (our "2009 Form 10-K").

(2)
Represents the aggregate grant date fair value of stock options awarded to each director in 2009, computed in accordance with FASB ASC Topic 718. The grants were made to Messrs. Agrawal, Bryant, Calbert, Jones, and Rhodes on November 18, 2009 and to Mr. Rickard on January 6, 2010. As of January 29, 2010, each of Messrs. Agrawal, Bryant, Calbert, Jones, and Rhodes had a total of 5,549, and Mr. Rickard had a total of 5,306, stock options outstanding, none of which were vested at that time. For information regarding the assumptions made in the valuation of these awards, see Note 11 of the annual consolidated financial statements included in our 2009 Form 10-K.

(3)
Perquisites and personal benefits, if any, totaled less than $10,000 per director.

(4)
Messrs. Bryant and Rhodes joined our Board in November 2009. Mr. Rickard joined our Board in January 2010. Mr. Nelson resigned from our Board in March 2009.

              We do not compensate for Board service any director who simultaneously served as a Dollar General employee. We will reimburse directors for certain fees and expenses incurred in connection with continuing education seminars and for travel and related expenses related to Dollar General business. We may allow directors to travel on the Dollar General airplane for those purposes.

              Prior to our initial public offering in November 2009, our director compensation structure encompassed only cash compensation consisting of a $40,000 annual retainer fee, payable in quarterly installments. Effective upon the consummation of our initial public offering, our Board adopted a director compensation program pursuant to which each non-employee director receives quarterly payment of the following cash compensation, as applicable:

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  $75,000 annual retainer for service as a Board member;

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  $17,500 annual retainer for service as chairman of the Audit Committee;

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  $15,000 annual retainer for service as chairman of the Compensation Committee;

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  $10,000 annual retainer for service as chairman of the Nominating and Corporate Governance Committee; and

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  $1,500 for each Board or committee meeting in excess of 12 that a director attends during each fiscal year.

              In addition to the director compensation described above, each non-employee director receives an equity award with an estimated value of $75,000 on the grant date, with such estimated value determined by the Compensation Committee's compensation consultant using economic variables such as the trading price of our common stock, expected volatility of the stock trading prices of similar companies as determined by the compensation consultant, and the terms of the awards. Sixty percent of the value of the equity grant consists of non-qualified stock options to purchase shares of our common stock ("Options") and 40% consists of restricted stock units ultimately payable in shares of our common stock ("RSUs"). The Options vest as to 25% of the Option on each of the first four anniversaries of the grant date, and the RSUs vest as to 33 1/3% of the award on each of our first three annual shareholder meetings following the grant date, each subject to the director's continued service on our Board. Our directors may elect to defer receipt of shares underlying the RSUs.

              Pursuant to our Corporate Governance Guidelines, each non-employee director is expected to directly or indirectly acquire a number of shares of our common stock with a value of $75,000 by the date on which such director joins our Board and must continue to hold such shares until such director ceases to be a member of our Board. Directors who were nominated by the KKR Shareholders or the Goldman Shareholders can satisfy this requirement by investing in an investment vehicle that indirectly owns shares of our common stock and was formed for the purpose of facilitating the investment by employees of KKR or Goldman, Sachs & Co. in their portfolio company investments.

DIRECTOR INDEPENDENCE

Is Dollar General subject to the NYSE governance rules regarding director independence?

              Buck Holdings, L.P. controls a majority of our outstanding common stock. As a result, we are a "controlled company" within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NYSE corporate governance standards, including:

  •
  the requirement that we have a majority of the Board of Directors that consists of independent directors; and

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  the requirements that we have a compensation committee and a nominating/corporate governance committee that are composed entirely of independent directors.

              We are, however, subject to the NYSE and SEC rules that require full independence of our Audit Committee. As a result, our Audit Committee is entirely comprised of independent directors, but we do not have a majority of independent directors on our Board, and our Compensation Committee and our Nominating and Corporate Governance Committee do not consist entirely of independent directors.

How does the Board determine director independence?

              The Board of Directors affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards as well as certain Board-adopted categorical independence standards. These guidelines are contained in our Corporate Governance Guidelines which are posted on the "Investor Information—Corporate Governance" portion of our web site located at www.dollargeneral.com.

              The Board first analyzes whether any director has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board or Audit Committee purposes. The Board then analyzes any relationship of a director to Dollar General or to our management that does not fall within the parameters set forth in the Board's separately adopted categorical independence standards to determine whether or not that relationship is material. The Board may determine that a director who has a relationship that falls outside of the parameters of the categorical independence standards is nonetheless independent (to the extent that the relationship would not constitute a bar to independence under the NYSE listing standards). Any director who has a material relationship is not considered to be independent.

Are all of the current directors and nominees independent?

              Our Board of Directors consists of Raj Agrawal, Warren Bryant, Mike Calbert, Richard Dreiling, Adrian Jones, Bill Rhodes and Dave Rickard. Messrs. Bryant, Rhodes and Rickard serve on our Audit Committee. Messrs. Agrawal, Bryant, Calbert, Jones and Rhodes serve on our Compensation Committee. Messrs. Agrawal, Calbert and Jones serve on our Nominating and Corporate Governance Committee. Dean Nelson served on our Board until March 2009.

              Our Board of Directors has affirmatively determined that Messrs. Bryant, Rhodes and Rickard, but not Messrs. Agrawal, Calbert, Dreiling or Jones, are independent from our management under both the NYSE's listing standards and our additional standards. Though not formally considered by our Board given that our securities were not registered or traded on a national securities exchange at the time of his service on our Board, we do not believe that Mr. Nelson would have been considered independent under the listing standards of the NYSE because of his relationship with KKR and other relationships with us described under "Transactions with Management and Others" below.

              Any relationship between an independent director and Dollar General or our management fell within the Board-adopted categorical standards and, accordingly, was not reviewed by our Board.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Does the Board have a policy for the review, approval or ratification of related-party transactions?

              Our Board of Directors has adopted a written policy for the review, approval or ratification of "related party" transactions. For purposes of this policy, a "related party" includes our directors, executive officers, and greater than 5% shareholders, as well as their immediate family members, and a "transaction" includes one in which (1) the total amount may exceed $100,000, (2) Dollar General is a participant, and (3) a related party will have a direct or indirect material interest (other than as a director or a less than 10% owner of another entity, or both).

              Pursuant to this policy and subject to certain exceptions, all known related party transactions require prior Board approval. In addition, at least annually after receiving a list of immediate family members and affiliates from our directors, executive officers and over 5% shareholders, the Corporate Secretary will coordinate with relevant internal departments to determine whether any transactions were unknowingly entered into with a related party and will present a list of such transactions, subject to certain exceptions, to the Board for review.

              This policy authorizes Mr. Dreiling to approve a related party transaction in which he is not involved if the total amount is expected to be less than $1 million and if the Board is informed of transactions approved in this manner. In addition, the following transactions are deemed automatically pre-approved and require no further Board review or approval:

    •
    Transactions involving a related party that is an entity or involving another company with a relationship to a related party if the total amount does not exceed the greater of $1 million or 2% of that company's total annual consolidated revenues (total consolidated assets in the case of a lender) and no related party who is an individual participates in the actual provision of services or goods to, or negotiations with, us on the other company's behalf or receives special compensation as a result.

    •
    Charitable contributions if the total amount does not exceed 2% of the entity's total annual receipts and no related party who is an individual participates in the grant decision or receives any special compensation or benefit as a result.

    •
    Transactions where the interest arises solely from share ownership in Dollar General and all of our shareholders receive the same benefit on a pro rata basis.

    •
    Transactions where the rates or charges are determined by competitive bid.

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    Transactions for services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority.

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    Transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

    •
    Compensatory transactions available on a nondiscriminatory basis to all salaried employees generally, or ordinary course business travel and expenses and reimbursements.

              The policy prohibits the related party from participating in any discussion or approval of the transaction and requires the related party to provide to the Board all material information concerning the transaction.

Were there any related-party transactions in 2009 or are any planned for 2010?

              We describe below the transactions that have occurred since the beginning of 2009, and any currently proposed transactions, that involve Dollar General and exceed $120,000, and in which a related party had or has a direct or indirect material interest.

              Relationships with Management and Directors.    Simultaneously with the closing of our 2007 merger and, thereafter, in connection with our offering equity awards to our employees under our 2007 Stock Incentive Plan, we, Buck Holdings L.P. and our employees who hold shares of common stock, or who were granted options to acquire shares of common stock or who were granted shares of restricted common stock, of Dollar General (collectively, "management shareholders") entered into shareholder's agreements (each, a "Management Stockholder's Agreement"). The Management Stockholder's Agreement imposes significant restrictions on transfer of shares of our common stock held by management shareholders that are subject to the agreement. Generally, shares will be nontransferable by any means at any time prior to the fifth anniversary of either the closing date of our July 6, 2007 merger or a later specified date (depending upon the terms of the Management Stockholder's Agreement), except (i) sales pursuant to an effective registration statement filed by us under the Securities Act of 1933 (the "Securities Act") in accordance with the Management Stockholder's Agreement, (ii) a sale to certain permitted transferees, or (iii) as otherwise permitted by our Board of Directors or pursuant to a waiver of the restrictions on transfers; provided, that, in the event KKR or its affiliates transfer limited partnership units owned by them to a third party, such transfer restrictions shall lapse with respect to the same proportion of shares of common stock owned by a management shareholder as the proportion of limited partnership units transferred by KKR and such affiliates relative to the aggregate number of limited partnership units owned by them prior to such transfer. Following our initial public offering in November 2009, we amended the Management Stockholder's Agreements so that shares acquired in the open market or through the directed share program administered as part of the initial public offering are not subject to the transfer restrictions of the Management Stockholder's Agreement. However, shares acquired by executive officers in the open market or through the directed share program will still be subject to any lock-up arrangements with the underwriters of any public offering of shares.

              In the event that a registration statement is filed with respect to our common stock, the Management Stockholder's Agreement prohibits management shareholders from selling shares not included in the registration statement from the time of receipt of notice that we have filed or intend to file such registration statement until 180 days (in the case of an initial public offering) or 90 days (in the case of any other public offering) of the effective date of the registration statement. The Management Stockholder's Agreement also provides for the management shareholder's ability to cause us to repurchase his outstanding stock and vested options (and vested restricted stock, with respect to Mr. Dreiling) subject to the Management Stockholder's Agreement in the event of the management shareholder's death or disability, and for our ability to cause the management shareholder to sell his stock or options subject to the Management Stockholder's Agreement back to us upon certain termination events.

              Certain members of senior management, including the executive officers (the "Senior Management Shareholders"), will have limited "piggyback" registration rights with respect to their shares of Dollar General common stock in the event that certain investors sell, or cause to be sold, shares of our common stock in a public offering. See the description of the registration rights agreement under "Relationships with the Investors" below. In connection with our initial public offering in November 2009, the Senior Management Shareholders agreed to waive their piggyback registration rights arising from that offering in consideration of our releasing them from the transfer restrictions contained in the Management Stockholder's Agreements after the expiration of the 180-day restricted period contained in the underwriting agreement with respect to that number of shares of Dollar General common stock equal to the number of shares of Dollar General common stock that such Senior Management Shareholders could have required us to register in connection with our initial public offering.

              At our request, the underwriters reserved up to 1,705,000 shares of common stock for sale at the initial public offering price ($21.00 per share) to our directors, officers and employees and certain persons who are otherwise associated with us through a directed share program. The number of shares of common stock available for sale to the general public in the public offering were reduced to the extent these persons purchase these reserved shares. Any shares not so purchased were offered by the underwriters to the general public on the same basis as other shares offered in the initial public offering. The following members of our Board of Directors purchased shares in the directed share program: Mr. Bryant (4,000 shares); Mr. Calbert (10,000 shares); Mr. Rhodes (4,000 shares); and Mr. Rickard (4,500 shares).

              Interlocks.    Mr. Dreiling serves as a manager of Buck Holdings, LLC for which Messrs. Calbert, Agrawal and Jones (three of our Compensation Committee members) serve as managers.

              Relationships with the Investors.    In connection with our initial public offering in November 2009, we entered into a shareholders' agreement with affiliates of each of KKR and Goldman, Sachs & Co. Among its other terms, the shareholders' agreement establishes certain rights with respect to our corporate governance including the designation of directors. For additional information regarding those rights, see "How are directors identified and nominated" elsewhere in this document. The shareholders' agreement also provides that, as long as Buck Holdings, L.P. owns at least 35% of our outstanding shares of common stock, the following actions require the approval of KKR: hiring and firing of our CEO, any change of control as defined in the shareholders' agreement, entering into any agreement providing for the acquisition or divestiture of assets for aggregate consideration in excess of $1 billion, and any issuance of equity securities for an aggregate consideration in excess of $100 million.

              Since our 2007 merger through our initial public offering in November 2009, Goldman, Sachs & Co. and KKR provided management and advisory services to us and our affiliates pursuant to a sponsor advisory agreement with us and Buck Holdings, L.P. Under the terms of the sponsor advisory agreement, among other things, we paid to those entities an aggregate annual management fee plus all reasonable out of pocket expenses incurred in connection with the provision of services under the agreement. We paid to those entities an aggregate management fee of approximately $4.3 million in fiscal 2009, $0.9 million of which was paid to Goldman, Sachs & Co. and $3.4 million of which was paid to KKR. We also reimbursed KKR approximately $129,000 for expenses incurred in fiscal 2009.

              In connection with our initial public offering in November 2009, the parties terminated the sponsor advisory agreement in accordance with its terms. Upon completion of the offering, and in connection with our termination of the sponsor advisory agreement, we paid a fee of approximately $63.6 million to KKR and Goldman, Sachs & Co., $13.8 million of which was paid to Goldman, Sachs & Co. and $49.9 million of which was paid to KKR. This amount included a transaction fee of approximately $4.8 million (equal to 1% of the gross primary proceeds received by us in the initial public offering) and approximately $58.8 million to terminate the agreement in accordance with its terms.

              In connection with entering into the sponsor advisory agreement, on July 6, 2007 we and Buck Holdings, L.P. also entered into a separate indemnification agreement with the parties to the sponsor advisory agreement, pursuant to which we agreed to provide customary indemnification to such parties and their affiliates.

              In connection with our 2007 merger, we entered into a registration rights agreement with Buck Holdings, L.P., Buck Holdings, LLC (the general partner of Buck Holdings, L.P.) and KKR and Goldman, Sachs & Co. (and certain of their affiliated investment funds), among certain other parties. Pursuant to this registration rights agreement, investment funds affiliated with KKR have an unlimited number of demand registration rights and investment funds affiliated with Goldman, Sachs & Co. have two demand registration rights which can be exercised once a year commencing 180 days after our initial public offering in November 2009. Pursuant to such demand registration rights, we are required to register the shares of common stock beneficially owned by them through Buck Holdings L.P. with the SEC for sale by them to the public, provided that each of them hold at least $100 million in registrable securities and such registration is reasonably expected to result in aggregate gross proceeds of $50 million. We are not obligated to file a registration statement relating to any request to register shares pursuant to such demand registration rights without KKR's consent within a period of 180 days after the effective date of any other registration statement we file pursuant to such demand registration rights. In addition, in the event that we are registering additional shares of common stock for sale to the public, whether on our own behalf or on behalf of the investment funds as described above we are required to give notice of such registration to all parties to the registration rights agreement, including certain senior management members, and such persons have piggyback registration rights providing them the right to have us include the shares of common stock owned by them in any such registration. In each such event, we are required to pay the registration expenses.

              We believe affiliates of KKR and Goldman, Sachs & Co. (among other entities) continue to be lenders under our senior secured term loan facility. Goldman Sachs Credit Partners L.P. also served as syndication agent for the term loan facility. The amount of principal outstanding under this term loan facility from our 2007 merger to September 30, 2009, was $2.3 billion. Effective September 30, 2009, we became required to repay borrowings under the term loan facility in equal quarterly principal amounts in an aggregate amount per year equal to 1% of the total funded principal amount at July 6, 2007, resulting in the payment of principal of $11.5 million in fiscal 2009. We also voluntarily prepaid an additional $325 million of principal in fiscal 2009, and as a result are no longer subject to the quarterly repayments. In addition, we paid approximately $74.8 million of interest on the term loan during fiscal 2009.

              Goldman, Sachs & Co. is a counterparty to an amortizing interest rate swap with a notional amount totaling $396.7 million as of January 29, 2010, entered into in connection with the senior secured term loan facility. We paid Goldman, Sachs & Co. approximately $17.9 million in fiscal 2009 pursuant to this swap.

              Our Board members, Messrs. Calbert and Agrawal, serve as executives of KKR, while our Board member, Mr. Jones, serves as a Managing Director of Goldman, Sachs & Co. KKR and certain affiliates of Goldman, Sachs & Co. indirectly own, through their investment in Buck Holdings, L.P., a substantial portion of our common stock.

              From time to time we use Capstone Consulting, LLC, a team of executives who work exclusively with KKR portfolio companies providing certain consulting services. During fiscal 2009, the aggregate fees and expenses incurred for Capstone's services totaled approximately $0.2 million. Our former Board member, Mr. Dean Nelson, is the Chief Executive Officer of Capstone.

              We entered into an underwriting agreement with KKR Capital Markets LLC (an affiliate of KKR), Goldman, Sachs & Co., Citigroup Global Markets Inc., and several other entities to serve as underwriters in connection with our initial public offering in November 2009. We provided underwriting discounts of approximately $27.4 million pursuant to the underwriting agreement, $6,030,255 of which was provided to each of (a) KKR Capital Markets LLC; (b) Goldman, Sachs & Co.; and (c) Citigroup Global Markets Inc. Prior to our initial public offering, affiliates of Citigroup Capital Markets, Inc. indirectly owned through their investment in Buck Holdings, L.P. at least 5% of our common stock. We paid approximately $3.4 million in expenses related to the initial public offering (excluding underwriting discounts and commissions), including the offering-related expenses of the selling shareholder which we were required to pay under the terms of an existing registration rights agreement.

              On November 30, 2009, we used the net proceeds to us from the initial public offering to redeem $195.7 million aggregate principal amount of our 10.625% senior notes due 2015 and $205.2 million aggregate principal amount of our 11.875%/12.625% senior subordinated toggle notes due 2017 at redemption prices of 110.625% and 111.875%, respectively, plus accrued and unpaid interest. Affiliates of Goldman, Sachs & Co. and KKR may have received a portion of the proceeds of the offering by reason of the redemption of any notes held by them.

              From time to time, affiliates of KKR and Goldman, Sachs & Co. may invest in other indebtedness issued by us.

EXECUTIVE COMPENSATION

              We refer to the persons included in the Summary Compensation Table below as our "named executive officers." References to "2010," "2009," "2008," and "2007" mean, respectively, our fiscal years ending or ended January 28, 2011, January 29, 2010, January 30, 2009, and February 1, 2008. References to the "merger" or the "2007 merger" mean our merger that occurred on July 6, 2007 as a result of which substantially all of our common stock became owned by Buck Holdings, L.P. ("Buck"), a Delaware limited partnership controlled by investment funds affiliated with Kohlberg Kravis Roberts & Co., L.P. ("KKR").

Compensation Discussion and Analysis

Executive Compensation Philosophy and Objectives

              We strive to attract, retain and motivate persons with superior ability, to reward outstanding performance, and to align the interests of our named executive officers with the long-term interests of our shareholders. The material compensation principles applicable to the 2010 and 2009 compensation of our named executive officers included the following, all of which are discussed in more detail in "Elements of Named Executive Officer Compensation" below:

  •
  We generally target total compensation at the benchmarked median range of our market comparator group, but we make adjustments based on circumstances, such as unique job descriptions and responsibilities as well as our particular niche in the retail sector, that are not reflected in the market data. For competitive or other reasons, our levels of total compensation or any component of compensation may exceed or be below the median range of our comparator group.

  •
  We set base salaries to reflect the responsibilities, experience, performance and contributions of the named executive officers and the salaries for comparable benchmarked positions, subject to minimums set forth in employment agreements.

  •
  We reward named executive officers who enhance our performance by linking cash and equity incentives to the achievement of our financial goals.

  •
  We promote share ownership to align the interests of our named executive officers with those of our shareholders.

              The Compensation Committee of our Board of Directors utilizes employment agreements with the named executive officers which, among other things, set forth minimum levels of certain compensation components. The Compensation Committee believes such arrangements are a common protection offered to named executive officers at comparable companies and help to ensure continuity and aid in retention. The employment agreements, some of which were renewed in 2009, also provide for standard protections to both the executive and to Dollar General should the executive's employment terminate.

Named Executive Officer Compensation Process

              Oversight.     The Compensation Committee of our Board of Directors is responsible for approving the compensation of our CEO and our other named executive officers. In 2009, the Board retained sole authority to determine CEO compensation based upon the Compensation Committee's recommendations. This authority was delegated to the Compensation Committee in connection with the initial public offering of our common stock in November 2009 (the "IPO"). A subcommittee of the Compensation Committee consisting entirely of independent directors (the "162(m) Subcommittee") is responsible for approving any part of the compensation of our named executive officers or Board members that is intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code or that is intended to be exempt for purposes of Section 16(b) of the Securities Exchange Act of 1934. The Compensation Committee members for the full 2009 fiscal year included Messrs. Calbert, Agrawal and Jones. Messrs. Rhodes and Bryant joined the Compensation Committee upon their appointment to our Board on November 18, 2009. The 162(m) Subcommittee consists of Messrs. Rhodes and Bryant.

              Use of Outside Advisors.     Prior to our 2007 merger, the Compensation Committee in effect at such time selected Hewitt Associates ("Hewitt") as its compensation consultant and approved a written agreement with Hewitt which described the general terms of the working relationship. Hewitt remained a consultant to Dollar General and to the Compensation Committee subsequent to our 2007 merger. Although the written agreement with Hewitt had not been formally renewed, until March 2010 we continued to operate consistent with its terms. The Compensation Committee entered into a new written agreement with Hewitt and ratified the selection of Hewitt as its compensation consultant in March 2010.

              The written agreement with Hewitt details how Hewitt will provide ongoing executive and non-employee director compensation advisory services for Dollar General, including working directly with the Committee or cooperatively with management as directed by the Committee to prepare data, materials and proposals for review, providing independent counsel to the Committee, and ensuring that the Committee receives information and advice needed to make informed and reasonable decisions. The agreement specifies that services provided by Hewitt may include, without limitation, competitive market pay analyses, including total compensation measurement services, proxy data studies, board of director pay studies, dilution analyses and market trends; preparation for attendance at selected meetings with management or the Committee; ongoing support regarding legal, regulatory or accounting considerations impacting compensation and benefit programs; assistance with the redesign of those programs; and other miscellaneous work.

              In addition to services relating to director and executive compensation, from time to time Hewitt also provides consulting services to management for various projects and assignments pertaining to general employee compensation and benefits matters. Fees incurred for services and products provided by Hewitt unrelated to director and executive compensation did not exceed $120,000 in 2009.

              Although the Compensation Committee or any of its members may consult directly with Hewitt should it or they choose to do so, during 2009 Hewitt directly dealt solely with Mr. Dreiling and Mr. Robert Ravener, our Executive Vice President and Chief People Officer, as well as with non-executive members of our human resources group in connection with named executive officer compensation (as described below under "Management's Role"). The Compensation Committee reviewed benchmark information provided by Hewitt regarding 2009 executive compensation and discussed with Messrs. Dreiling and Ravener their executive compensation recommendations. With respect to 2010 executive compensation decisions thus far, Hewitt has met directly with the Compensation Committee to review the results of the compensation benchmark study.

              Management's Role.     Messrs. Dreiling and Ravener, along with non-executive members of the human resources group, assist Hewitt in gathering and analyzing relevant competitive data and identifying and evaluating various alternatives for named executive officer compensation (including their own). Messrs. Dreiling and Ravener discuss with the Compensation Committee their recommendations regarding named executive officer pay components, typically based on benchmarking data compiled by Hewitt as well as, with respect to 2010 compensation decisions, the officer's subjective performance and contributions. Mr. Dreiling subjectively assesses performance of each other named executive officer for purposes of determining whether each named executive officer is eligible as a threshold matter for a base salary increase, the extent of that increase (with respect to 2010 compensation decisions), and whether the officer is eligible as a threshold matter for a Teamshare bonus payout in the event the relevant EBITDA-based performance level is achieved (each as discussed more fully below under "Elements of Named Executive Officer Compensation").

              Although the Board and the Compensation Committee members valued and welcomed such input from management, the Board, where applicable, and the Compensation Committee ultimately made all decisions regarding named executive officer compensation for 2009 and to-date in 2010.

              Use of Market Benchmarking Data.     To attract and retain named executive officers who we believe will enhance our long-term business results, we must pay compensation that is competitive with the external market for executive talent. We believe that this primary talent market consists of retail companies with revenues both larger and smaller than ours and with business models similar to ours because those companies have executive positions similar in breadth, complexity and scope of responsibility to our named executive officer positions. For 2009, Hewitt provided data to management regarding total and individual compensation elements from its proprietary salary survey database and from the proxy statements of selected retail companies that met these criteria. We refer to this combined group as the market comparator group. In 2009, this group consisted of 7-Eleven, AutoZone, Big Lots, Collective Brands, Family Dollar, Genuine Parts, Longs Drug Stores, McDonald's, Nordstrom, OfficeMax, PetSmart, Staples, J.C. Penney, The Gap, Macy's, Blockbuster, The Pantry, Ross Stores and Yum Brands. Hewitt was also asked to provide summary market data from all of the retail companies in its database, from a subset of the market comparator group and from the proxy statement information for certain other significantly larger retail companies to help us gain a general understanding of overall retail compensation trends. The market data from these additional groups was not used, either wholly or in part, as reference points upon which to base, justify or provide a framework for the 2009 or 2010 compensation decisions.

              For 2010 compensation decisions, the same market comparator group identified above was used except for Longs Drug Stores, which discontinued its participation in the Hewitt study.

              The Compensation Committee believes that the median range of the competitive market generally is the appropriate target for a named executive officer's total compensation, and the Compensation Committee takes into account the estimated value of each named executive officer's long-term compensation when determining the levels of the cash compensation components. The Compensation Committee recognizes, however, that because of liquidity and other comparability issues, it is difficult to compare equity awards that were granted to our named executive officers while we were a private company to equity granted to named executive officers of a public company. The Compensation Committee has not made annual equity awards to the named executive officers, as it believes that the long-term equity previously granted to the named executive officers in 2007 or at the time they commenced employment with us, as applicable, has been sufficiently retentive and otherwise adequately meets our current compensation objectives as discussed under "Long-Term Equity Incentive Program" below.

Elements of Named Executive Officer Compensation

              We provide compensation in the form of base salary, short-term cash incentives, long-term equity incentives, benefits and perquisites. As discussed in more detail below, the Compensation Committee believes that each of these elements is a necessary component of the total compensation package and is consistent with compensation programs at competing companies.

              Base Salary.     Base salary generally promotes the recruiting and retention functions of our compensation principles by reflecting the salaries for comparable positions in the competitive marketplace, by rewarding strong performance, and by providing a stable and predictable source of income for our executives. The Compensation Committee believes that we would be unable to attract or retain quality named executive officers in the absence of competitive base salary levels. For this reason, base salary constitutes a significant portion of a named executive officer's total compensation.

As a threshold matter, a named executive officer is not eligible for a salary increase unless he or she achieves a satisfactory overall subjective performance evaluation.

              At the end of 2008, Mr. Dreiling subjectively assessed each other named executive officer in the context of that executive's job responsibilities and made a determination as to whether that executive's performance for 2008 was satisfactory or unsatisfactory on an overall basis. A determination of unsatisfactory performance would have precluded that named executive officer from receiving an increase in 2009 base salary. A threshold determination of satisfactory performance did not by itself result in any variation in a named executive officer's compensation. Rather, satisfactory performance merely created the possibility of an increase in base salary. Once a named executive officer's eligibility for an increase in base salary was established, the magnitude of any salary increase was determined on the basis of benchmarking information from Hewitt regarding the compensation and role of each named executive officer within our management structure in comparison to the compensation that companies in our market comparator group provide to similarly situated executives. Because Mr. Dreiling determined that each such person performed satisfactorily overall, as a threshold matter each such named executive officer was eligible to be considered for a 2009 salary increase.

              Mr. Dreiling's performance in the context of his job responsibilities was also subjectively reviewed in this manner by both the Compensation Committee and the Board. Because it was determined that he performed satisfactorily overall, as a threshold matter he was also eligible to be considered for a 2009 base salary increase.

              In connection with the Compensation Committee's determination of each named executive officer's 2009 base salary, Mr. Ravener discussed with the Compensation Committee the results of the Hewitt benchmarking analysis. In order to maintain both total cash compensation and base salaries within the median range of the market comparator group, the Compensation Committee recommended, and the non-management Board members approved, a 12.1% base salary increase for Mr. Dreiling, and the Compensation Committee approved a 2.25% base salary increase for each other named executive officer (other than Mr. Todd Vasos who was not considered for an increase given his recent hiring in December 2008).

              In December 2008, Mr. Vasos was hired as our Executive Vice President, Division President, and Chief Merchandising Officer. The Compensation Committee determined his base salary based on consideration of the 2008 market comparator group data provided by Hewitt, his compensation with his prior employer, the relationship of his position to similar executive positions and the amount we believed necessary to entice him to accept our offer of employment.

              Subsequent to the end of 2009, the Compensation Committee considered 2010 base salary increases for each named executive officer (other than Mr. Bere, who left Dollar General effective at the close of business on January 29, 2010). Mr. Dreiling advised the Compensation Committee that he had subjectively assessed the overall performance of each other named executive officer and determined that each had performed the duties and responsibilities of the respective position in a satisfactory manner. In addition, the Compensation Committee subjectively reviewed Mr. Dreiling's performance in 2009 in the context of his job responsibilities and determined that such performance was satisfactory on an overall basis. As in prior years, unsatisfactory performance would have precluded a named executive officer from receiving an increase in base salary. However, in 2010 the magnitude of the salary increase for certain officers was determined not only on the basis of benchmarking information from Hewitt regarding data from our market comparator group, but also upon the categorical rating assigned by Mr. Dreiling to each named executive officer after completion of a subjective individual performance evaluation. Specifically, any named executive officer, other than Mr. Dreiling, received a set increase depending upon whether Mr. Dreiling's performance evaluation of such officer resulted in a "Needs Improvement," "Good," "Very Good" or "Outstanding" individual subjective performance rating.

              After reviewing a summary of the Hewitt benchmarking data and taking into account the categorical rating resulting from the subjective individual performance evaluations, in order to maintain both total cash compensation and base salaries within the median range of the market comparator group and to recognize 2009 performance, the Compensation Committee approved a 2.5% increase in base salary for Mr. Tehle, Ms. Guion and Mr. Vasos. Mr. Vasos received an additional 2.31% increase in base salary, reflecting the Committee's desire to achieve internal pay equity among comparable level executive officers. All such increases were effective April 1, 2010. Mr. Dreiling did not receive a base salary increase, as the Committee has begun negotiations with Mr. Dreiling to extend his employment agreement, and his new compensation will be set during that process.

              Short-Term Cash Incentive Plan.     Our short-term cash incentive plan, called Teamshare, motivates named executive officers to achieve pre-established, objective financial goals annually. For our named executive officers, the Teamshare program is established pursuant to our Annual Incentive Plan (the "AIP"). Under the AIP, "covered employees" under Section 162(m) of the Internal Revenue Code, any of our executive officers, and such other of our employees as the Compensation Committee may select (including our named executive officers), may earn up to $5,000,000 (up to $2,500,000 in 2008 and 2009) in respect of a given fiscal year, subject to the achievement of certain performance targets based on any of the following performance measures: net earnings or net income (before or after taxes), earnings per share, net sales or revenue growth, gross or net operating profit, return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), earnings before or after taxes, interest, depreciation, and/or amortization, gross or operating margins, productivity ratios, share price (including, but not limited to, growth measures and total shareholder return), expense targets, margins, operating efficiency, customer satisfaction, working capital targets, economic value added, volume, capital expenditures, market share, costs, regulatory ratings, asset quality, net worth, or safety. The Compensation Committee administers the AIP and can amend or terminate it at any time.

              As a threshold matter, unless required by contract, a named executive officer is not eligible to receive a bonus under the 2009 Teamshare program if that executive receives an "unsatisfactory" overall subjective individual performance rating, and payment of any bonus is in the Compensation Committee's discretion if the executive receives a "needs improvement" overall individual performance rating. Accordingly, Teamshare fulfills an important part of our pay for performance philosophy while aligning the interests of our named executive officers and our shareholders. Teamshare also helps us to meet our recruiting and retention objectives by providing compensation opportunities that are consistent with those prevalent in our market comparator group.

              (a)    2009 Teamshare Structure.    Teamshare provides an opportunity for each named executive officer to receive a cash bonus payment equal to a certain percentage of base salary based upon Dollar General's achievement of one or more pre-established financial performance measures. As it did in 2008, the Compensation Committee selected a measure based upon earnings before interest, taxes, depreciation and amortization ("EBITDA") as the 2009 Teamshare financial performance measure, with certain adjustments similar to those made for the purposes of calculating performance targets for our long-term equity incentive program including exclusion of the impact of:

  •
  any fee paid to KKR, Goldman, Sachs & Co. and any affiliates thereof pursuant to the terms of the sponsor advisory agreement, dated July 6, 2007, entered into with KKR and Goldman, Sachs & Co.;

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  all consulting, accounting, legal, valuation, banking, filing, disclosure and similar costs, fees and expenses directly related to the consideration, negotiation, approval and consummation of our 2007 merger and related financing (including without limitation any costs, fees and expenses relating to the filing and maintenance of the market maker registration statement pertaining to the indebtedness issued in connection with the 2007 merger) and any related litigation or settlement of any related litigation; and

  •
  any costs, fees and expenses directly related to the consideration, negotiation, and consummation of any public offering of our common stock (including our initial public offering) or any asset sale, merger or other transaction that results in a change in control of Dollar General; and

  •
  any unplanned items of a non-recurring or extraordinary nature as determined in good faith by the CEO and CFO and approved by the Compensation Committee.

              The Compensation Committee established the target EBITDA-based performance level for purposes of the 2009 Teamshare program at $1.142 billion, which, consistent with prior practice, was equal to the annual objective in our annual financial plan. The Compensation Committee also established the threshold financial EBITDA-based performance level, below which no bonus would be paid under the 2009 Teamshare program, at 95% of the target, which was consistent with the 2008 Teamshare program, pursuant to which the Compensation Committee determined that such threshold level was more consistent with other companies within the KKR portfolio than the prior threshold level. The Compensation Committee also determined that, similar to the 2008 Teamshare program, no maximum level of EBITDA performance would be established for the 2009 Teamshare program. The Compensation Committee felt that setting a maximum EBITDA performance level could discourage employees from striving to achieve EBITDA results beyond the maximum level and that the outstanding 2008 EBITDA results may have been, in part, attributable to not capping the incentive opportunity under the 2008 Teamshare program.

              The Compensation Committee considered the 2009 Teamshare program EBITDA-based performance target level to be challenging and generally consistent with the level of difficulty of achievement associated with our performance-based awards for prior years. We did not achieve the threshold Teamshare performance level in fiscal years 2006 or 2005. We achieved Teamshare performance levels between threshold and target in fiscal years 2004 and 2002, between target and maximum in fiscal year 2007, at maximum in fiscal year 2003. Fiscal 2008 was the first year in which we did not associate a maximum level of EBITDA-based performance with the bonus program. For fiscal 2008, we achieved an EBITDA-based performance level of approximately 112.47% of the target.

              The bonus payable to each named executive officer if Dollar General reached the 2009 target EBITDA-based performance level was equal to the applicable percentage of each executive's salary as set forth in the chart below. Such payout percentages remained unchanged from payout percentages under the 2008 Teamshare program because they continued to fall within the median range of the Hewitt data regarding competitive target incentives for comparable positions in our market comparator group.

Name	Target Payout Percentage
Mr. Dreiling(1)	100%
Mr. Bere	70%
Mr. Tehle	65%
Ms. Guion	65%
Mr. Vasos	65%

(1)
Mr. Dreiling's minimum threshold (50%) and target (100%) bonus percentages are established in his employment agreement with us.

              Payments for financial performance below or above the target level are prorated on a graduated scale commensurate with performance levels in accordance with the following schedule:

% of Target Performance Level	% of Bonus Target
95%	50%
96%	60%
97%	70%
98%	80%
99%	90%
100%	100%
101%	110%
102%	120%
103%	130%
104%	140%
105%	150%
106%	160%
107%	170%
108%	180%
109%	190%
110%(1)	200%	(1)

(1)
For every 1% increase over 110% of the target performance level, each named executive officer was eligible to receive an additional 9.14% of his or her bonus target (when calculated against the estimated total incentive dollars at the start of the performance period that would be paid for performance above 110% of the target financial performance level, the incremental incentive payout equates to an additional 9.14% of each named executive officer's bonus target for each additional 1% increase above 110% of the target performance level). Individual awards for 2009 were capped at $2.5 million in accordance with the AIP in effect at that time.

              This pro ration schedule, through 110% of the target performance level, is consistent with the pro ration schedule approved by the Compensation Committee in 2007 in reliance upon Hewitt's benchmarking data which, at that time, indicated that the typical practice was to set the threshold payout percentage at half of the target and the maximum payout percentage at twice the target. The Compensation Committee did not reconsider the pro ration schedule in 2009. The Compensation Committee determined in 2008 that the pro ration schedule for EBITDA-based performance above 110% of target should approximate a sharing between Dollar General and the Teamshare participants of 20% of the EBITDA dollars earned above that level. The Compensation Committee did not reconsider that determination in 2009.

              (b)    2009 Teamshare Results.    Following 2009, Mr. Dreiling assessed each named executive officer (other than himself and Mr. Bere) in the context of that executive's job responsibilities and made a subjective determination as to whether that executive's performance for 2009 was satisfactory or unsatisfactory on an overall basis. A subjective determination of unsatisfactory performance would have precluded that named executive officer from receiving a Teamshare payout for 2009 performance regardless of whether we achieved our overall, objective EBITDA performance target for 2009. A threshold determination of satisfactory performance did not by itself result in any variation in the named executive officer's incentive compensation. Rather, satisfactory performance merely created the possibility of a payout under the Teamshare program. Once a named executive officer's eligibility was established, the Teamshare payout was determined based upon our objective EBITDA-based performance. Because Mr. Dreiling determined that each named executive officer (other than himself and Mr. Bere) achieved overall satisfactory performance, each named executive officer, as a threshold matter, was eligible to receive a 2009 Teamshare payout to the extent we achieved the relevant EBITDA-based performance level.

              In connection with his employment separation, the Compensation Committee entered into a Separation Agreement with Mr. Bere that provided for a payout of his 2009 Teamshare bonus, in the event the EBITDA-based performance target was, in fact, satisfied, without the need for a performance evaluation.

              The Compensation Committee also subjectively reviewed Mr. Dreiling's individual performance for 2009 in a manner similar to Mr. Dreiling's evaluations of the other named executive officers discussed above. The Compensation Committee determined that he had performed satisfactorily and that, as a threshold matter, he was therefore eligible to receive a 2009 Teamshare payout to the extent we achieved the relevant EBITDA-based performance level.

              In March 2010, the Compensation Committee approved the EBITDA-based performance level at 111.87% of target which equates to a payout of 217.21% of individual bonus targets. Accordingly, a Teamshare payout pursuant to the 2009 Teamshare program was made to each named executive officer at the following percentages of base salary earned: Mr. Dreiling, 217.21%; Mr. Bere, 152.05%; and each of Mr. Tehle, Ms. Guion and Mr. Vasos, 141.18%. Such amounts are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for all such executives other than Mr. Bere whose amount is reflected in the "All Other Compensation" column of the Summary Compensation Table.

              (c)    2010 Teamshare Structure.    The Compensation Committee selected adjusted EBITDA, as calculated in accordance with the Company's credit agreements and further adjusted for certain additional factors, as the primary financial performance measure for the 2010 Teamshare program. The Compensation Committee also decided that the 2010 Teamshare program should include a component that reflects the importance of our ability to achieve an appropriate return on our invested capital and the management of and level of investments necessary to achieve superior business performance. As a result, the Compensation Committee added return on invested capital ("ROIC"), calculated as set forth below, as an additional financial performance measure for the 2010 Teamshare program for officer-level employees including the named executive officers. The Compensation Committee weighted the ROIC measure at 10% and the EBITDA-based measure at 90% of the total Teamshare bonus, recognizing that EBITDA is the most critical measure of our current performance, enables the payment of debt, and funds our growth and our day-to-day operations. For purposes of the 2010 Teamshare program, ROIC is calculated as total return (calculated as the sum of operating income, depreciation and amortization and minimum rentals, less taxes) divided by average invested capital of the most recent five quarters (calculated as the sum of total assets and accumulated depreciation and amortization, less cash, goodwill, accounts payable, other payables, accrued liabilities, plus 8x minimum rentals), as further adjusted for certain additional factors.

              The Compensation Committee established threshold and target performance levels, discussed below, for each of the EBITDA-based and ROIC performance measures. The thresholds represent the performance levels below which no bonus may be paid with respect to a particular performance component. For the same reasons discussed under "2009 Teamshare Structure" above, there is no maximum level of EBITDA-based or ROIC performance associated with the 2010 Teamshare program, although any individual payout under the program is capped at $5 million.

              The Compensation Committee established the target EBITDA-based performance level for the 2010 Teamshare program at the same level as our 2010 annual financial plan objective, which the Compensation Committee considers to be challenging and somewhat more difficult to achieve than performance-based Teamshare targets for prior years (see "2009 Teamshare Structure" above for a discussion of the level of achievement in recent years of the financial performance targets). Consistent with the 2009 Teamshare program, and for the same reasons identified under "2009 Teamshare Structure" above, the Compensation Committee established the 2010 threshold performance level for the EBITDA-based measure at 95% of the target EBITDA-based performance level.

              The Compensation Committee established the threshold ROIC performance level for the 2010 Teamshare program at the 2009 ROIC year-end actual result (or 21.78%). The Compensation Committee established this threshold ROIC level because it believed the 2009 ROIC results were strong and that 2010 results should be as good or better for that metric. The Compensation Committee established the ROIC target performance level by determining the expected level of improvement over the 2009 ROIC year-end actual result based on productivity enhancements. Specifically, the Company determined the ROIC level that would result if we were to achieve 110% of the EBITDA-based target performance level. We then divided the difference between that ROIC level and the threshold ROIC level described above over pro rata increments between those levels to arrive at the ROIC target performance level that was approved by the Compensation Committee.

              The bonus payable to each named executive officer if Dollar General reaches the 2010 target performance levels for each of the EBITDA-based and ROIC financial measures is equal to the applicable percentage of each executive's salary as set forth in the chart below. Such payout percentages, which are consistent with Teamshare payout percentages for prior years, continue to fall within the median range of the payout percentages for the market comparator group. Because the Committee seeks to extend Mr. Dreiling's agreement and is in the process of negotiating a new agreement with him, the Committee has not yet approved his target payout percentage. However, the Committee expects to do so within 90 days of the start of our 2010 fiscal year. Mr. Dreiling currently has the contractual right to participate in the program with a target payout percentage of 100% of his base salary.

Name	Target Payout Percentage
Mr. Tehle	65%
Ms. Guion	65%
Mr. Vasos	65%

              Payments for EBITDA-based and ROIC performance below or above the target level are prorated on a graduated scale commensurate with performance levels. For each 1% EBITDA increase between the threshold performance level and 110% of the target performance level, the corresponding payout increases by 9% of the target payout amount (based upon the named executive officer's target payout percentage). For each 1% EBITDA increase above 110% of the target performance level, the payout increases by 10.24% of the target payout amount (based upon the named executive officer's target payout percentage). For ROIC, each 0.67% increase in performance between the threshold performance level and the target performance level increases the payout percentage by 1%. For each 0.67% increase in ROIC performance above the target performance level, the bonus payout increases by 1%, and above 200% of the target payout level, the bonus payout increases by 1.14%. Payout percentages greater than 200% of the target payout levels are based on an approximate sharing between Dollar General and the Teamshare participants of 20% of the incremental EBITDA dollars earned above the 110% EBITDA performance level, split 90% to EBITDA and 10% to ROIC.

              Long-Term Equity Incentive Program.     Long-term equity incentives motivate named executive officers to focus on long-term success for shareholders. These incentives provide a balance between short-term and long-term goals and are also important to our compensation program's recruiting and retention objectives because most of the companies in our market comparator group offer them. Our long-term equity incentives are designed to compensate named executive officers for a long-term commitment to us, while motivating sustained increases in our financial performance and shareholder value. We believe that our long-term equity incentive program provides significant motivation and retention value to us for many reasons, most notably:

  •
  Due to limitations on transferability for most of the equity awards under the program until the earlier to occur of the fifth anniversary of certain specified dates or certain liquidity events, an investment in our common stock generally is illiquid (other than market purchases) while the executive remains employed by us. If an executive's employment with us terminates, we may generally compel him or her to sell that stock back to us for a price determined in accordance with the Management Stockholder's Agreement between us and that executive.

  •
  Half of all option awards are time-based and vest over a five-year period, provided that the executive continues to be employed by us. The other half are intended to be performance-based and generally require that Dollar General achieve specified financial targets before those options will vest, provided that the executive continues to be employed by us over the applicable performance periods. These terms are further discussed below.

              Equity awards are made under our Amended and Restated 2007 Stock Incentive Plan for Key Employees of Dollar General Corporation and its Affiliates (the "2007 Plan").

              The 2007 Plan generally provides the Compensation Committee the authority to grant equity-based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, and other equity-based awards (including dividend equivalent rights). Awards under the 2007 Plan may be made to any of our employees, non-employee members of our Board of Directors, any consultant or other person having a service relationship with our company, as may be determined by the Compensation Committee. The 2007 Plan is administered by the Compensation Committee, which has the power to amend any awards outstanding under the 2007 Plan in any manner that is not adverse to the holder of such award (other than in a de minimis manner). In the event of any stock split, spin-off, share combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, change in control of our company (as defined in the 2007 Plan), payment of a dividend (other than a cash dividend paid as part of a regular dividend program) or other similar transaction or occurrence that affects the equity securities of Dollar General or the value thereof, the Compensation Committee is required to adjust awards then outstanding under the 2007 Plan (including the number and kind of securities subject to the award and, if applicable, the exercise price), in each case as it deems reasonably necessary to address, on an equitable basis, the effect of the applicable corporate event on the 2007 Plan and any outstanding awards. In the event of a change in control of our company (as defined in the 2007 Plan), the Compensation Committee may accelerate the vesting of any outstanding awards, cancel for fair value (as determined in its sole discretion) outstanding awards, substitute new awards that will substantially preserve the otherwise applicable terms and value of the awards being substituted, or provide for a period at of least 10 business days prior to the change in control that any stock option or stock appreciation right will be fully exercisable, and then shall terminate upon the change in control. The Board has the power to amend or terminate the 2007 Plan, except that shareholder approval is required to increase the aggregate number of shares available for awards under the 2007 Plan, to decrease the exercise price of outstanding stock options or stock appreciation rights, to change the requirements relating to the Compensation Committee, or to extend the term of the 2007 Plan. The 2007 Plan currently expires July 6, 2017, although awards made on or before the expiration of the 2007 Plan may extend beyond the expiration date. As of March 29, 2010, there were 31,142,858 shares authorized for issuance under the 2007 Plan (no more than 4,500,000 of which may be granted in the form of stock options and stock appreciation rights, and no more than 1,500,000 of which may be granted in the form of other stock-based awards, in each case to any one participant in a given fiscal year), approximately 17,474,635 of which remained available for future grants.

              In connection with the special dividend paid to our shareholders on September 11, 2009, the Compensation Committee adjusted the exercise price of options granted under our 2007 Plan as required by the terms of such options to reflect the effects of the special dividend on such options. On October 12, 2009, we completed a reverse stock split of 1 share for each 1.75 shares of common stock outstanding. The exercise prices of, and number of shares outstanding under, our equity awards (whether granted under our 2007 Plan or under a prior stock incentive plan) existing at the time of the reverse stock split were retroactively adjusted to reflect the reverse stock split.

              Under the current equity award program established in connection with our 2007 merger, a personal financial investment in Dollar General is a prerequisite to eligibility to receive an option grant under the 2007 Plan. All of our named executive officers (other than Messrs. Dreiling and Vasos who joined us in calendar year 2008) met that personal investment in 2007 in one or more of the following forms: (a) cash; (b) rollover of stock issued prior to our 2007 merger; and/or (c) rollover of in-the-money options issued prior to our 2007 merger. Mr. Vasos met the personal investment requirement upon his employment in 2008. Mr. Dreiling's equity arrangements are discussed separately under "Compensation of Mr. Dreiling" below. Accordingly, each such named executive officer received an option grant under the 2007 Plan at the time he or she met the personal investment requirement. Because the Compensation Committee believes that such options have been sufficiently retentive and currently adequately meet our compensation objectives, the named executive officers have not been granted any further options during 2009.

              The options granted in prior fiscal years to the named executive officers are divided so that half are time-vested and half are performance-vested based on a comparison of an EBITDA-based performance metric, as described below, against pre-set goals for that performance metric. The combination of time and performance-based vesting of these option awards is designed to compensate executives for long-term commitment to us, while motivating sustained increases in our financial performance. These options have an exercise price of $7.9975 per share, which was the fair market value of one share of our common stock on the grant date of the options as determined by our Board of Directors and then adjusted for the special dividend paid to our shareholders on September 11, 2009.

              The time-vested options vest and become exercisable ratably on each of the five anniversary dates of July 6, 2007 or, with respect to Mr. Vasos, each of the five anniversary dates of December 1, 2008, solely based upon continued employment with us over that time period. The performance-vested options are eligible to vest and become exercisable ratably at the end of each of fiscal years 2007, 2008, 2009, 2010, and 2011 with respect to all named executive officers other than Mr. Vasos, whose performance options will vest and become exercisable 3.33% at the end of fiscal year 2008, 20% at the end of each of fiscal years 2009, 2010, 2011 and 2012, and 16.67% at the end of fiscal year 2013 (the first and last year of Mr. Vasos' grant were prorated to reflect his employment for two months of the 2008 fiscal year). The vesting of the performance-based options is subject to continued employment with us over the performance period and the Board's determination that we have achieved specified annual performance targets for each of the relevant fiscal years based on EBITDA and adjusted as described below. For fiscal years 2007, 2008, and 2009, those adjusted EBITDA targets were $700 million, $828 million, and $961 million, respectively, which were based on the long-term financial plan at the time of our 2007 merger, less any anticipated permissible adjustments, primarily to account for unique expenses related to our 2007 merger. If a performance target for a given fiscal year is not met, the performance-based options may still vest and become exercisable on a "catch up" basis if, at the end of a subsequent fiscal year through fiscal year 2012 (fiscal year 2014 for Mr. Vasos whose grant was made after he was hired in December 2008), a specified cumulative adjusted EBITDA performance target is achieved. The annual and cumulative adjusted EBITDA performance targets through fiscal 2012 were based on our long-term financial plan in existence at the time of our 2007 merger. Similarly, the annual and cumulative adjusted EBITDA performance targets for fiscal 2013 and fiscal 2014 were based on our forecasted financial plan for those years as of December 2008. Accordingly, in each case at the time of grant, we believed those levels, while attainable, would require strong performance and execution.

              Although Mr. Vasos joined us near the end of fiscal 2008 after the original performance targets had been set for fiscal 2008, 2009, 2010, and 2011, the Compensation Committee decided to grant his performance shares at the same performance levels as had been set for the other officers to avoid having different sets of performance levels for one member of the team applying to the same fiscal years.

              For purposes of calculating the achievement of performance targets for our long-term equity incentive program, "EBITDA" means earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to KKR and/or its affiliates. In addition, the Board is required to fairly and appropriately adjust the calculation of EBITDA to reflect, to the extent not contemplated in our financial plan, the following: acquisitions, divestitures, any change required by generally accepted accounting principles ("GAAP") relating to share-based compensation or for other changes in GAAP promulgated by accounting standard setters that, in each case, the Board in good faith determines require adjustment to the EBITDA performance metric we use for our long-term equity incentive program. Adjustments to EBITDA for purposes of calculating performance targets for our long-term equity incentive program may not in all circumstances be identical to adjustments to EBITDA for other purposes, including our Teamshare program targets and the covenants contained in our principal financial agreements. Accordingly, comparability of such measures is limited.

              The specified adjusted EBITDA performance targets were achieved for fiscal years 2007, 2008 and 2009.

              Benefits and Perquisites.     We provide benefits and limited perquisites to named executive officers for retention and recruiting purposes, to promote tax efficiency for such persons, and to replace benefit opportunities lost due to regulatory limits. We also provide named executive officers with benefits and perquisites as additional forms of compensation that we believe to be consistent and competitive with benefits and perquisites provided to executives with similar positions in our market comparator group and our industry. Most of the perquisites were established prior to our 2007 merger by our former compensation committee, which believed these benefits and perquisites to be helpful in attracting and retaining executive talent. Along with certain benefits offered to named executive officers on the same terms that are offered to all of our salaried employees (such as health and welfare benefits and matching contributions under our 401(k) plan), we provide our named executive officers with certain additional benefits and perquisites.

              The named executive officers, except Mr. Vasos, have the opportunity to participate in the Compensation Deferral Plan (the "CDP") and the defined contribution Supplemental Executive Retirement Plan (the "SERP", and together with the CDP, the "CDP/SERP Plan"). Our Compensation Committee determined in 2008 to no longer offer SERP participation to persons to whom employment offers are made after May 28, 2008, including newly hired executive officers.

              We provide each named executive officer a life insurance benefit equal to 2.5 times his or her base salary up to a maximum of $3 million. We pay the premiums and gross up each named executive officer's income to pay the tax costs associated with this benefit. We also provide each named executive officer a disability insurance benefit that provides income replacement of 60% of base salary up to a maximum monthly benefit of $20,000. We pay the cost of this benefit and gross up such executive's income to pay the tax costs associated with the premiums for this benefit to the extent necessary to provide a comparable cost for this benefit to the named executive officer as the cost applicable to all salaried employees.

              Each named executive officer other than Mr. Vasos had the option to choose either a leased automobile (for which we paid for gasoline, repairs, service and insurance) or a fixed monthly automobile allowance. We provided a gross-up payment to pay the tax costs associated with the imputed income for both programs. Since the Compensation Committee believes that executive automobile programs are no longer typical in the competitive retail market, the Compensation Committee eliminated this program for all executives, including the named executive officers, as of July 6, 2009 (as of April 1, 2009 for Mr. Dreiling).

              We also provide a relocation assistance program to named executive officers under a policy applicable to officer-level employees, which policy is similar to that offered to certain other employees. In 2009, we incurred relocation expenses for Mr. Vasos in accordance with this policy. As an exception to the policy, we also paid lease cancellation costs for Mr. Vasos equal to 90 days of rent. The significant differences between the relocation assistance available to officers from the relocation assistance available to non-officers are as follows:

  •
  We provide a pre-move allowance of 5% of the officer's annual base salary (we cap this allowance at $5,000 for other employees);

  •
  We provide home sale assistance by offering to purchase the officer's prior home at an independently determined appraised value in the event the prior home is not sold to an outside buyer (we do not offer this service to other employees);

  •
  We reimburse officers for all reasonable and customary home purchase closing costs (we limit our reimbursement to other employees to 2% of the purchase price to a maximum of $2,500) except for loan origination fees which are limited to 1%; and

  •
  We provide 60 days of temporary living expenses (we limit temporary living expenses to 30 days for all other employees).

              Effective May 1, 2009, the Compensation Committee approved the establishment of a personal financial and advisory service benefit to all executive officers who report directly to the CEO, including the named executive officers. This program, provided through a third party, provides each named executive officer with various personal financial support services, including financial planning, estate planning and tax preparation services in an annual amount of up to $20,000 per person (plus an individual tax gross-up and payment of related travel expenses by the third party provider). The Compensation Committee approved the program to reduce the amount of time and attention that executives must spend on these matters, furthering their ability to focus on their responsibilities to us, and to maximize the net financial reward to the executive of compensation received from us. The Compensation Committee also believes this benefit is commonly provided to executives within our market comparator group.

Compensation of Mr. Dreiling

              Effective January 21, 2008, Mr. Dreiling entered into an employment agreement with Dollar General for a term of five years, and automatic one-year renewals thereafter, to become CEO and a member of our Board. Key continuing compensatory provisions of the agreement include:

  •
  Minimum annual base salary of $1,121,000.

  •
  Annual bonus payout range of 50% (threshold), 100% (target) and a maximum of no less than 200% of base salary based upon EBITDA performance.

  •
  Equity grants consisting of 508,572 shares of restricted stock, which vested November 18, 2009 upon the closing of our initial public offering, and options to purchase 1,428,570 shares at $7.9975 per share (the fair market value of one share of common stock on the grant date, adjusted for the special dividend on September 11, 2009). Half of the options are time-vested and the other half are performance-vested. These options vest upon the same terms as the other options that have been granted under the 2007 Plan.

  •
  Payment of the premiums on his personal long-term disability insurance policies.

  •
  Use of our plane for Mr. Dreiling and his spouse for a specified number of trips per year between our headquarters and his second home in California.

  •
  Payment of monthly membership fees and costs related to his membership in professional clubs selected by him, grossed-up for any taxes.

              Mr. Dreiling was chosen for the CEO position after a lengthy and careful search. The terms of his employment agreement summarized above were settled after negotiation with Mr. Dreiling and were considered by our Board to be fair and appropriate given CEO compensation and benefits at comparable companies and given Mr. Dreiling's experience and leadership ability. The Board firmly believes he is the right leader for Dollar General as we move forward. Accordingly, as discussed above, the Compensation Committee has entered into negotiations with Mr. Dreiling to extend his employment agreement.

Severance Arrangements

              As noted above, we have an employment agreement with each of our named executive officers that, among other things, provides for such executive's rights upon a termination of employment. We believe that reasonable severance benefits are appropriate to protect the named executive officer against circumstances over which he or she does not have control and as consideration for the promises of non-disclosure, non-competition, non-solicitation and non-interference that we require in our employment agreements.

              A change in control, by itself, does not trigger any severance provision applicable to our named executive officers, except for the provisions related to long-term equity incentives under our 2007 Plan. As required by applicable securities laws, we have included a summary of our severance and change in control arrangements as they existed as of the end of fiscal year 2009 (that is, as of January 29, 2010) under the "Potential Payments upon Termination or Change in Control as of January 29, 2010" discussion below.

Payments to Mr. Bere in Connection with Employment Separation

              Mr. Bere's employment with us ended at the close of business on January 29, 2010. Payments and other benefits to Mr. Bere in connection with the termination of his employment are itemized under "Potential Payments Upon Termination or Change in Control as of January 29, 2010" below and generally were in accordance with the terms of his employment agreement, as modified by our separation agreement with him as discussed below.

              In recognition of Mr. Bere's contribution to our company and his continuous employment throughout the full 2009 fiscal year, the separation agreement provided for payment to Mr. Bere of the amount that he would have been due, if any, under the 2009 Teamshare program had he remained employed with us through the Teamshare payment date (normally, eligibility for payment requires active employment on the date Teamshare payments are actually made, which was several weeks after his termination date), calculated and paid at the same time as bonus payments are calculated under the 2009 Teamshare program for our senior executives. In addition, the separation agreement provided for payment of a lump sum amount representing two times Mr. Bere's (1) base salary at the annual rate in effect on January 29, 2010; and (2) target bonus in effect on January 29, 2010 (rather than two times base salary and target bonus in effect on July 6, 2007 as provided in his employment agreement), as the provisions of his employment agreement were intended to protect Mr. Bere from the effects of any decrease in his salary and/or target bonus rather than limit the severance payment. Finally, because a public market now exists for our stock, we waived our call rights under our management stockholder's agreement with Mr. Bere (the "MSA") pertaining to his Dollar General stock and stock options, and we agreed to waive the transfer restrictions set forth in the MSA upon the expiration of the underwriter lock-up period in connection with our initial public offering.

Considerations Associated with Regulatory Requirements

              Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to any publicly held corporation for individual compensation over $1 million paid in any taxable year to each of the persons who were, at the end of the fiscal year, Dollar General's CEO or one of the other named executive officers (other than our Chief Financial Officer). Section 162(m) specifically exempts certain performance-based compensation from the deduction limit.

              Prior to our 2007 merger, our general policy historically had been to design our compensation plans and programs to ensure full deductibility. The Compensation Committee attempted to balance this policy with compensation programs designed to motivate management to maximize shareholder value. Subsequent to our initial public offering, if our Compensation Committee determines that our shareholders' interests are best served by the implementation of compensation policies that are affected by Section 162(m), our policies will not restrict the Compensation Committee from exercising discretion to approve compensation packages even though that flexibility may result in certain non-deductible compensation expenses.

              We believe that our 2007 Plan satisfies the requirements of Section 162(m), so that compensation expense realized in connection with stock options and stock appreciation rights, if any, and in connection with performance-based restricted stock and restricted stock unit awards, if any, will be deductible. However, restricted stock or restricted stock units granted to executive officers that solely vest over time are not "performance-based compensation" under Section 162(m), so that compensation expense realized in connection with those time-vested awards to executive officers covered by Section 162(m) will not be deductible by Dollar General. We currently do not grant restricted stock or restricted stock unit awards to executive officers.

              In addition, any salary, signing bonuses or other annual compensation paid or imputed to the executive officers covered by Section 162(m) that causes non-performance-based compensation to exceed the $1 million limit will not be deductible by Dollar General.

              The Compensation Committee administers our compensation programs with the good faith intention of complying with Section 409A of the Internal Revenue Code, which relates to the taxation of nonqualified deferred compensation arrangements.

Compensation Committee Report

              The Compensation Committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.

              This report has been furnished by the members of the Compensation Committee:

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    Michael M. Calbert, Chairman
    •
    Raj Agrawal
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    Warren F. Bryant
    •
    Adrian Jones
    •
    William C. Rhodes, III

Summary Compensation Table

              The following table summarizes compensation paid to or earned by our named executive officers in each of fiscal 2009, fiscal 2008 and fiscal 2007. We have omitted from this table the column for Change in Pension Value and Nonqualified Deferred Compensation Earnings as no amounts are required to be reported in such column for any named executive officer.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)		Total ($)

Richard W. Dreiling,	2009	1,100,876	—	—	—	2,434,924	885,525	(7)	4,421,325
Chairman &	2008	1,000,038	—	—	—	2,176,300	343,397		3,519,735
Chief Executive Officer	2007	34,615	2,000,000	4,450,000	6,241,750	41,760	62,141		12,830,266
David L. Bere,	2009	756,583	—	—	—	—	4,013,610	(8)	4,770,193
Former President &	2008	739,053	—	—	—	1,319,885	211,275		2,270,213
Chief Strategy Officer	2007	717,528	—	—	6,084,450	1,009,400	187,402		7,998,780
David M. Tehle,	2009	626,884	—	—	—	888,258	275,313	(9)	1,790,455
Executive Vice President	2008	612,358	—	—	—	870,431	153,431		1,636,220
& Chief Financial Officer	2007	594,523	—	—	2,974,620	493,213	130,456		4,192,812
Kathleen R. Guion,	2009	606,180	—	—	—	858,922	243,856	(10)	1,708,958
Executive Vice	2008	581,689	—	—	—	841,684	141,333		1,564,706
President,	2007	512,520	—	—	2,366,175	425,184	115,217		3,419,096
Division President, Store Operations & Store Development
Todd J. Vasos,	2009	595,023	—	—	—	840,021	88,659	(11)	1,523,703
Executive Vice President, Division President, Chief Merchandising Officer

(1)
Mr. Dreiling was hired on January 21, 2008. Mr. Bere separated from the Company at the close of business on January 29, 2010. Mr. Vasos joined the Company in December 2008 but was not a named executive officer for fiscal 2008.

(2)
All named executive officers (other than Mr. Vasos) deferred a portion of their fiscal 2009 and fiscal 2008 salaries under the CDP. The amounts of the fiscal 2009 salary deferrals are included in the Nonqualified Deferred Compensation Table. All named executive officers also contributed a portion of their fiscal 2009 salary, and all named executive officers for whom fiscal 2008 salaries are reported in this column contributed a portion of their fiscal 2008 salary, to our 401(k) Plan. All named executive officers (other than Mr. Dreiling) for whom fiscal 2007 salaries are reported in this column deferred a portion of their fiscal 2007 salaries under the CDP and contributed a portion of their salaries to our 401(k) Plan.

(3)
The 2007 amount for Mr. Dreiling represents the signing bonus paid pursuant to his employment agreement.

(4)
Represents the aggregate grant date fair value of restricted stock awarded to Mr. Dreiling in fiscal 2007, computed in accordance with FASB ASC Topic 718. For information regarding the assumptions made in the valuation of these awards, see Note 11 of the annual consolidated financial statements included in our 2009 Form 10-K.

(5)
Represents the aggregate grant date fair value of stock options awarded to the named executive officer in the fiscal year indicated, computed in accordance with FASB ASC Topic 718. A portion of the stock options are subject to performance conditions, and the value at the grant date assumes that the performance conditions will be achieved. For information regarding the assumptions made in the valuation of these awards, see Note 11 of the annual consolidated financial statements included in our 2009 Form 10-K.

(6)
Represents amounts earned pursuant to our Teamshare bonus program for each fiscal year reported. See the discussion of the "Short-Term Cash Incentive Plan" in "Compensation Discussion and Analysis" above. The 2007 amount reported for Mr. Dreiling represents a prorated payment for the number of days worked in fiscal 2007. Ms. Guion deferred 5% of her fiscal 2009 bonus payments under the CDP. Mr. Bere and Ms. Guion each deferred 5% of his or her fiscal 2008 and fiscal 2007 bonus payments under the CDP.

(7)
Includes a special dividend in the amount of $382,700 paid on shares of restricted stock held by Mr. Dreiling that were unvested at the time of payment; $245,032 for our contribution to the SERP and $38,123 and $16,687, respectively, for our match contributions to the CDP and the 401(k) Plan; $9,925 for tax gross-ups related to life and disability insurance premiums, $3,967 for tax gross-ups related to the financial and estate planning perquisite, and $1,244 for other miscellaneous tax gross-ups; $7,775 for premiums paid under Mr. Dreiling's existing portable long-term disability policies; $5,083 for premiums paid under our life and disability insurance programs; and $174,989 which represents the aggregate incremental cost of providing certain perquisites, including $149,993 for costs associated with personal airplane usage by Mr. Dreiling and his spouse, $16,283 for costs associated with financial and estate planning services, and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including an automobile allowance, costs incurred in connection with a medical physical examination, a directed donation to charity, expenses related to attendance by Mr. Dreiling and his guests at entertainment events and event participation gifts, and minimal incremental travel expenses incurred by Mr. Dreiling's spouse accompanying him on Dollar General business. The aggregate incremental cost related to the personal airplane usage was calculated using costs we would not have incurred but for the usage (including costs incurred as a result of "deadhead" legs of personal flights), including fuel costs, maintenance costs, engine restoration/reserve fees, crew expenses, landing, parking and other associated fees, and supplies and catering costs.

(8)
Includes a lump sum payment of $2,601,542 in connection with Mr. Bere's separation from Dollar General at the close of business on January 29, 2010, equal to the sum of: (i) $1,518,678, representing two times his base salary at the annual rate in effect on January 29, 2010, (ii) $1,063,074, representing two times his target bonus in effect on January 29, 2010, and (iii) $19,790, representing two times our annual contribution for his participation in our medical, dental and vision benefits program. This amount also includes a lump sum payment of $1,154,575 which is the Teamshare bonus that Mr. Bere earned for fiscal 2009 but with respect to which we waived the condition that Mr. Bere remain employed through the date the bonus was paid. This amount further includes $20,946 paid to Mr. Bere in lieu of adjusting the exercise price of vested Rollover Options in connection with the payment of a special dividend; $155,631 for our contribution to the SERP and $25,510 and $12,316, respectively, for our match contributions to the CDP and the 401(k) Plan; $7,174 for tax gross-ups related to life and disability insurance premiums, $3,967 for a tax gross-up related to the financial and estate planning perquisite, $4,275 for a tax gross-up related to the personal use of a company-leased automobile, and $1,042 for other miscellaneous tax gross-ups; $4,311 for premiums paid under our life and disability insurance programs; and $22,321 which represents the aggregate incremental cost of providing certain perquisites, including $16,062 for financial and estate planning services, and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including expenses related to the personal use of a company-leased automobile (which for 2009 amounted to $0 due to a re-amortization of the lease terms for Mr. Bere's car), a directed donation to charity, costs incurred in connection with a medical physical examination, expenses related to attendance by Mr. Bere and his guests at entertainment events, event participation and holiday gifts, and minimal incremental travel expenses incurred by Mr. Bere's guest while accompanying him on Dollar General business.

(9)
Includes $82,563 paid to Mr. Tehle in lieu of adjusting the exercise price of vested Rollover Options in connection with the payment of a special dividend; $112,212 for our contribution to the SERP and $19,037 and $12,305, respectively, for our match contributions to the CDP and the 401(k) Plan; $3,789 for tax gross-ups related to life and disability insurance premiums, $3,967 for a tax gross-up related to the financial and estate planning perquisite, and $628 for other miscellaneous tax gross-ups; $3,516 for premiums paid under our life and disability insurance programs; and $37,296 which represents the aggregate incremental cost of providing certain perquisites, including $14,880 for financial and estate planning services, and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including an automobile allowance, expenses related to attendance by Mr. Tehle and his guests at entertainment events, event participation and holiday gifts, and minimal incremental travel expenses incurred by Mr. Tehle's guests accompanying him on Dollar General business.

(10)
Includes $57,098 paid to Ms. Guion in lieu of adjusting the exercise price of vested Rollover Options in connection with the payment of a special dividend; $108,506 for our contribution to the SERP and $18,003 and $12,302, respectively, for our match contributions to the CDP and the 401(k) Plan; $6,056 for tax gross-ups related to life and disability insurance premiums, $3,967 for a tax gross-up related to the financial and estate planning perquisite, and $1,193 for other miscellaneous tax gross-ups; $4,044 for premiums paid under our life and disability insurance programs; and $32,687 which represents the aggregate incremental cost of providing certain perquisites, including $14,874 for financial and estate planning services, and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including an automobile allowance, a directed donation to charity, expenses related to attendance by Ms. Guion and her guests at entertainment events, event participation and holiday gifts, and minimal incremental travel expenses incurred by Ms. Guion's spouse while accompanying her on Dollar General business.

(11)
Includes $2,479 for our match contributions to the 401(k) plan; $7,425 for a tax gross-up related to relocation, $3,967 for a tax gross-up related to the financial and estate planning perquisite, $1,485 for a tax gross-up related to life insurance premiums, and $1,424 for other miscellaneous tax gross-ups; $1,053 for the premium paid under our life insurance program; and $70,826 which represents the aggregate incremental cost of providing certain perquisites, including $50,205 for costs associated with relocation, $15,114 for financial and estate planning services, and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including expenses related to attendance by Mr. Vasos and his guests at entertainment events, event participation and holiday gifts, and minimal incremental travel expenses incurred by Mr. Vasos' guest while accompanying him on Dollar General business. The aggregate incremental cost related to relocation included temporary living expenses, closing costs incurred in connection with his new home (such as loan origination fees, points and other closing fees), and lease termination fees.

Grants of Plan-Based Awards in Fiscal 2009

              The table below sets forth each named executive officer's annual Teamshare bonus opportunity established for fiscal 2009. Actual bonus amounts earned by each named executive officer for fiscal 2009 as a result of our EBITDA performance are set forth in the Summary Compensation Table above and represent prorated payments on a graduated scale for performance above the target EBITDA performance level, but at or below the maximum payout cap of $2.5 million, for each of the named executive officers. See "Short-Term Cash Incentive Plan" in "Compensation Discussion and Analysis" above for further discussion of the fiscal 2009 Teamshare program.

              We did not make any equity awards to our named executive officers in fiscal 2009. Accordingly, we have omitted from this table all columns pertaining to equity grants.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Mr. Dreiling	560,500	1,121,000	2,500,000
Mr. Bere	265,769	531,537	2,500,000
Mr. Tehle	204,479	408,959	2,500,000
Ms. Guion	197,726	395,452	2,500,000
Mr. Vasos	193,375	386,750	2,500,000

Outstanding Equity Awards at 2009 Fiscal Year-End

              The table below sets forth information regarding outstanding equity awards held by our named executive officers as of the end of fiscal 2009, including (1) equity awards granted under our 2007 Stock Incentive Plan; and (2) Rollover Options, as defined and discussed following the table, granted under our 1998 Stock Incentive Plan. We have omitted from this table the columns pertaining to stock awards under equity incentive plans because they are inapplicable.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date
Mr. Dreiling	285,714	(3)	428,571	—	7.9975	07/06/2017
	428,571	(4)	—	285,714	7.9975	07/06/2017
Mr. Bere	3,319	(5)	—	—	2.1875	08/12/2012
	10,051	(6)	—	—	2.1875	03/13/2013
	14,465	(7)	—	—	2.1875	03/23/2017
	257,144	(3)	385,713	—	7.9975	07/06/2017
	385,715	(4)	—	257,142	7.9975	07/06/2017
Mr. Tehle	31,101	(8)	—	—	2.1875	08/09/2014
	25,408	(9)	—	—	2.1875	08/24/2014
	47,505	(10)	—	—	2.1875	03/16/2016
	5,704	(7)	—	—	2.1875	03/23/2017
	125,714	(3)	188,571	—	7.9975	07/06/2017
	188,571	(4)	—	125,714	7.9975	07/06/2017
Ms. Guion	13,110	(11)	—	—	2.1875	12/02/2013
	20,288	(9)	—	—	2.1875	08/24/2014
	37,922	(10)	—	—	2.1875	03/16/2016
	4,557	(7)	—	—	2.1875	03/23/2017
	100,000	(3)	150,000	—	7.9975	07/06/2017
	150,000	(4)	—	100,000	7.9975	07/06/2017
Mr. Vasos	50,000	(12)	200,000	—	7.9975	12/19/2018
	58,333	(13)	—	191,667	7.9975	12/19/2018

(1)
The options reported in this column were granted under our 2007 Stock Incentive Plan and, for each named executive officer other than Mr. Vasos, are scheduled to vest 33 1/3% per year on July 6, 2010, July 6, 2011 and July 6, 2012. The options reported in this column for Mr. Vasos are scheduled to vest 25% per year on December 1, 2010, December 1, 2011, December 1, 2012 and December 1, 2013. In addition, the options reported in this column are subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control as of January 29, 2010" below. As discussed under "Potential Payments upon Termination or Change in Control as of January 29, 2010" below, Mr. Bere forfeited the options set forth in this column upon his employment termination.

(2)
If we achieve specific EBITDA-based targets, options reported in this column, which were granted under our 2007 Stock Incentive Plan, are eligible to vest (a) 50% per year on January 28, 2011 and February 3, 2012 for each named executive officer other than Mr. Vasos, and (b) 50,000 shares per year on January 28, 2011, February 3, 2012 and February 1, 2013 and 41,667 shares on January 31, 2014 for Mr. Vasos. If an annual EBITDA-based target is not met, these options may still vest on a "catch up" basis if the applicable cumulative EBITDA-based target is achieved (a) at the end of fiscal years 2010, 2011, or 2012 in the case of each named executive officer other than Mr. Vasos or (b) at the end of fiscal years 2010, 2011, 2012, 2013, or 2014 in the case of Mr. Vasos. These options also are subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control as of January 29, 2010" below. As discussed under "Potential Payments upon Termination or Change in Control as of January 29, 2010" below, Mr. Bere forfeited the options set forth in this column upon his employment termination.

(3)
These options were granted under our 2007 Stock Incentive Plan and vested 50% on July 6, 2008 and July 6, 2009. Mr. Bere exercised all of the options reported for him in this column on February 9, 2010.

(4)
These options were granted under our 2007 Stock Incentive Plan and vested 33 1/3% as of February 1, 2008, January 30, 2009, and January 29, 2010. Mr. Bere exercised 257,144 of the options reported for him in this column on February 9, 2010.

(5)
The options for which these Rollover Options were exchanged vested on August 12, 2003. Mr. Bere exercised these Rollover Options on February 9, 2010.

(6)
The options for which these Rollover Options were exchanged vested on March 13, 2004. Mr. Bere exercised these Rollover Options on February 9, 2010.

(7)
The options for which these Rollover Options were exchanged vested on July 6, 2007. Mr. Bere exercised the Rollover Options reported for him in this column on February 9, 2010.

(8)
The options for which these Rollover Options were exchanged vested 25% on August 9, 2005 and 75% on February 3, 2006.

(9)
The options for which these Rollover Options were exchanged vested 25% on August 24, 2005 and 75% on February 3, 2006.

(10)
The options for which these Rollover Options were exchanged vested 25% on March 16, 2007 and 75% on July 6, 2007.

(11)
The options for which these Rollover Options were exchanged vested 25% per year on December 2, 2004 and December 2, 2005 and 50% on February 3, 2006.

(12)
These options were granted under our 2007 Stock Incentive Plan and vested on December 1, 2009.

(13)
These options were granted under our 2007 Stock Incentive Plan and vested as to 8,333 shares as of January 30, 2009 and 50,000 shares as of January 29, 2010.

              In connection with our 2007 merger, certain named executive officers elected to roll over all or a portion of their options held prior to our 2007 merger (the "Rollover Options") rather than receive in exchange for each such option the cash merger consideration, without interest and less applicable withholding taxes, equal to $22.00 less the exercise price of each option. The exercise price of the Rollover Options and the number of shares underlying the Rollover Options were adjusted as a result of our 2007 merger to provide their pre-merger value equivalents. The Rollover Options are fully vested and were originally granted, and otherwise continue, under the terms of our 1998 Stock Incentive Plan.

              In connection with the special dividend paid to our shareholders on September 11, 2009, our compensation committee (1) approved a payment in substitution for the dividend adjustment with respect to Rollover Options as permitted thereunder to reflect the effects of the special dividend on such Rollover Options and (2) adjusted the exercise price of options granted under the terms of our 2007 Stock Incentive Plan as required by the terms of such options to reflect the effects of the special dividend on such options. The exercise prices listed in the table above reflect the exercise price adjustments for the options granted under our 2007 Stock Incentive Plan in connection with the special dividend.

              On October 12, 2009, we completed a reverse stock split of 1 share for each 1.75 shares of common stock outstanding. The exercise prices of, and number of shares outstanding under, our equity awards existing at the time of the reverse stock split were retroactively adjusted to reflect the reverse stock split.

              See "Long-Term Equity Incentive Program" in "Compensation Discussion and Analysis" above for discussion of the terms of the equity awards granted under the 2007 Stock Incentive Plan.

Option Exercises and Stock Vested During Fiscal 2009

              We have omitted from this table the columns pertaining to option exercises because they are inapplicable.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Mr. Dreiling	508,572	11,468,299
Mr. Bere	—	—
Mr. Tehle	—	—
Ms. Guion	—	—
Mr. Vasos	—	—

(1)
Of the shares reported, 185,375 were withheld in a net share settlement for tax purposes.

(2)
Represents the aggregate dollar amount realized by Mr. Dreiling upon the vesting of his restricted stock on November 18, 2009, computed by multiplying the number of shares by the closing price of one share of our common stock as reported on the NYSE on the vesting date ($22.55).

Pension Benefits
Fiscal 2009

              We have omitted the Pension Benefits table as it is inapplicable.

Nonqualified Deferred Compensation
Fiscal 2009

              Information regarding each named executive officer's participation in our CDP/SERP Plan is included in the following table. The material terms of the CDP/SERP Plan are described after the table. Please also see "Benefits and Perquisites" in "Compensation Discussion and Analysis" above. We have omitted from this table the column pertaining to aggregate withdrawals/distributions during the fiscal year because it is inapplicable.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Mr. Dreiling	55,044	283,154	12,276	358,728
Mr. Bere	103,823	181,140	138,165	713,929
Mr. Tehle	31,344	131,248	127,781	610,903
Ms. Guion	78,455	126,509	121,809	662,943
Mr. Vasos	—	—	—	—

(1)
Of the amounts reported in this column, the following are reported as "Salary" for 2009 in the Summary Compensation Table for Mr. Dreiling ($55,044), Mr. Bere ($37,829), Mr. Tehle ($31,344) and Ms. Guion ($36,371).

(2)
Reported as "All Other Compensation" in the Summary Compensation Table.

(3)
The amounts shown in this column are not reported in the Summary Compensation Table because they do not represent above-market or preferential earnings.

(4)
Includes the following amounts previously reported as compensation to each named executive officer in the Summary Compensation Table in the Form 10-K or proxy statements, as applicable, filed for the years indicated:

Name	Fiscal 2008 ($)	Fiscal 2007 ($)	Fiscal 2006 ($)	Fiscal 2005 ($)	Fiscal 2004 ($)*
Mr. Dreiling	8,334	—	—	—	—
Mr. Bere	243,784	122,431	—	—	—
Mr. Tehle	132,467	117,642	102,104	84,387	3,333
Ms. Guion	143,106	98,597	61,503	43,168	57,689
Mr. Vasos	—	—	—	—	—

*
Amount for Ms. Guion represents the aggregate of the amounts previously reported in the Summary Compensation Table contained in the proxy statement filed in calendar year 2005 with respect to compensation in fiscal years 2002, 2003 and 2004.

              Pursuant to the CDP, named executive officers may annually elect to defer up to 65% of base salary if their compensation is in excess of the Internal Revenue Service limit set forth in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and up to 100% of bonus pay if their compensation equals or exceeds the Internal Revenue Service highly compensated limit under Section 414(q)(1)(B) of the Internal Revenue Code. We currently match base pay deferrals at a rate of 100%, up to 5% of annual salary, with annual salary offset by the amount of match-eligible salary under the 401(k) plan. All named executive officers are 100% vested in all compensation and matching deferrals and earnings on those deferrals.

              Pursuant to the SERP, we make an annual contribution equal to a certain percentage of a participant's annual salary and bonus to all participants who are actively employed in an eligible job grade on January 1 and continue to be employed as of December 31 of a given year. Persons hired after May 27, 2008 (the "Eligibility Freeze Date"), including Mr. Vasos, are not eligible to participate in the SERP. The contribution percentage is based on age, years of service and job grade. The fiscal 2009 contribution percentage for each eligible named executive officer was 7.5%.

              As a result of our 2007 merger, which constituted a change-in-control under the CDP/SERP Plan, all previously unvested SERP amounts vested on July 6, 2007. For newly eligible SERP participants after July 6, 2007 but prior to the Eligibility Freeze Date, SERP amounts vest at the earlier of the participant's attainment of age 50 or the participant's being credited with 10 or more "years of service", or upon termination of employment due to death or "total and permanent disability" or upon a "change-in-control", all as defined in the CDP/SERP Plan. See "Potential Payments upon Termination or Change-in-Control as of January 29, 2010—Payments After a Change-in-Control" below for a general description of our change-in-control arrangements.

              The amounts deferred or contributed to the CDP/SERP Plan are credited to a liability account, which is then invested at the participant's option in an account that mirrors the performance of a fund or funds selected by the Compensation Committee or its delegate (the "Mutual Fund Options"). Beginning on August 2, 2008, these funds are identical to the funds offered in our 401(k) Plan.

              A participant who ceases employment with at least 10 years of service or after reaching age 50 and whose CDP account balance or SERP account balance exceeds $25,000 may elect for that account balance to be paid in cash by (a) lump sum, (b) monthly installments over a 5, 10 or 15-year period or (c) a combination of lump sum and installments. Otherwise, payment is made in a lump sum. The vested amount will be payable at the time designated by the Plan upon the participant's termination of employment. A participant's CDP/SERP benefit normally is payable in the following February if employment ceases during the first 6 months of a calendar year or is payable in the following August if employment ceases during the last 6 months of a calendar year. However, participants may elect to receive an in-service lump sum distribution of vested amounts credited to the CDP account, provided that the date of distribution is no sooner than 5 years after the end of the year in which the amounts were deferred. In addition, a participant who is actively employed may request an "unforeseeable emergency hardship" in-service lump sum distribution of vested amounts credited to the participant's CDP account. Account balances deemed to be invested in the Mutual Fund Options are payable in cash. As a result of our 2007 merger, the CDP/SERP Plan liabilities through July 6, 2007 were fully funded into an irrevocable rabbi trust. We also funded into the rabbi trust deferrals into the CDP/SERP Plan between July 6, 2007 and October 15, 2007. All CDP/SERP Plan liabilities incurred on or after October 15, 2007 are unfunded.

Potential Payments upon Termination or Change in Control as of January 29, 2010

              Other than with respect to Mr. Bere, the tables below reflect potential payments to each of our named executive officers in various termination and change in control scenarios based on compensation, benefit, and equity levels in effect on January 29, 2010. The amounts shown assume that the termination or change in control event was effective as of January 29, 2010. For stock valuations, we have assumed that the price per share is the fair market value of our stock on January 29, 2010 ($23.49), which was the closing price on the NYSE on such date. The amounts shown are merely estimates. We cannot determine the actual amounts to be paid until the time of the named executive officer's termination of employment or the time of a change in control.

              Because Mr. Bere's employment separation occurred on January 29, 2010, we discuss below, and the table below presents, the payments he has received or will actually receive in connection with his employment separation.

Payments Regardless of Manner of Termination

              Regardless of the termination scenario, the named executive officers will receive (and Mr. Bere received) earned but unpaid base salary through the employment termination date, along with any other payments or benefits owed under any of our plans or agreements covering the named executive officer as governed by the terms of those plans or agreements. These benefits include vested amounts in the CDP/SERP Plan discussed under "Nonqualified Deferred Compensation" above.

              The tables below exclude any amounts payable to the named executive officer to the extent that they are available generally to all salaried employees and do not discriminate in favor of our executive officers.

Payments Upon Termination Due to Retirement

              Retirement is not treated differently from any other voluntary termination without good reason (as defined under the relevant agreements, as discussed below under "Payments Upon Voluntary Termination") under any of our plans or agreements for named executive officers, except that all Rollover Options will remain exercisable for a period of 3 years following the named executive officer's retirement unless the options expire earlier. To be entitled to the extended exercise period for the Rollover Options, the retirement must occur on or after the named executive officer reaches the age of 65 or, with our express consent, prior to age 65 in accordance with any applicable early retirement policy then in effect or as may be approved by our Compensation Committee.

Payments Upon Termination Due to Death or Disability

              In the event of death or disability, with respect to each named executive officer:

  •
  The 20% portion of the time-based options that would have become exercisable on the next anniversary date of our 2007 merger if the named executive officer had remained employed with us through that date will become vested and exercisable.

  •
  The 20% portion of the performance-based options that would have become exercisable in respect of the fiscal year in which the named executive officer's employment terminates if the named executive officer had remained employed with us through that date will remain outstanding through the date we determine whether the applicable performance targets are met for that fiscal year. If the performance targets are met for that fiscal year, that 20% portion of the performance-based options will become exercisable on such performance-vesting determination date. Otherwise, that 20% portion will be forfeited.

  •
  All unvested options will be forfeited, and vested options generally may be exercised (by the employee's survivor in the case of death) for a period of 1 year (3 years in the case of Rollover Options) from the service termination date unless we purchase such vested options in total at the fair market value of the shares of our common stock underlying the vested options less the aggregate exercise price of the vested options.

              In the event of death, each named executive officer's beneficiary will receive payments under our group life insurance program in an amount, up to a maximum of $3 million, equal to 2.5 times the named executive officer's annual base salary. We have excluded from the tables below amounts that the named executive officer would receive under our disability insurance program since the same benefit level is provided to all of our salaried employees. The named executive officer's CDP/SERP Plan benefit also becomes fully vested (to the extent not already vested) upon his or her death and is payable in a lump sum within 60 days after the end of the calendar quarter in which the named executive officer's death occurs.

              In the event of disability, each named executive officer's CDP/SERP Plan benefit becomes fully vested (to the extent not already vested) and is payable in a lump sum within 60 days after the end of the calendar quarter in which we receive notification of the determination of the named executive officer's disability by the Social Security Administration.

              In the event of Mr. Dreiling's termination of employment due to disability, he will also be entitled to receive any incentive bonus accrued in respect of any of our previously completed fiscal years but unpaid as of the date of his termination. In the event of his termination of employment due to his disability, he will also receive a lump sum cash payment, payable at the time annual bonuses are paid to our other senior executives, equal to a pro rata portion of his annual incentive bonus, if any, that he would have been entitled to receive, if such termination had not occurred, for the fiscal year in which his termination occurred.

              For purposes of the named executive officers' employment agreements, other than Mr. Dreiling's, "disability" means (1) the employee must be disabled for purposes of our long-term disability insurance plan or (2) the employee has an inability to perform the duties under the agreement in accordance with our expectations because of a medically determinable physical or mental impairment that (x) can reasonably be expected to result in death or (y) has lasted or can reasonably be expected to last longer than ninety (90) consecutive days. For purposes of Mr. Dreiling's employment agreement, "disability" means (1) he must be disabled for purposes of our long-term disability insurance plan or for purposes of his portable long-term disability insurance policy, or (2) if no such plan or policy is in effect or in the case of the plan, the plan is in effect but no longer applies to him, he has an inability to perform the duties under the agreement in accordance with our expectations because of a medically determinable physical or mental impairment that (x) can reasonably be expected to result in death or (y) has lasted or can reasonably be expected to last longer than ninety (90) consecutive days. For purposes of the CDP/SERP Plan, "disability" means total and permanent disability for purposes of entitlement to Social Security disability benefits.

Payments Upon Voluntary Termination

              The payments to be made to a named executive officer upon voluntary termination vary depending upon whether the named executive officer resigns with or without "good reason" or after our failure to offer to renew, extend or replace the named executive officer's employment agreement under certain circumstances. For purposes of each named executive officer, "good reason" generally means (as more fully described in the applicable employment agreement):

  •
  a reduction in base salary or target bonus level;

  •
  our material breach of the named executive officer's employment agreement;

  •
  the failure of any successor to all or substantially all of our business and/or assets to expressly assume and agree to perform the employment agreement in the same manner and to the same extent that our Company would be required to perform if no such succession had taken place;

  •
  our failure to continue any significant compensation plan or benefit without replacing it with a similar plan or a compensation equivalent (except for across-the-board changes or terminations similarly affecting at least 95% of all of our executives or 100% of officers at the same grade level);

  •
  relocation of our principal executive offices outside of the middle-Tennessee area or basing the officer anywhere other than our principal executive offices; or

  •
  assignment of duties inconsistent, or the significant reduction of the title, powers and functions associated, with the named executive officer's position, all without the named executive officer's written consent. For all named executive officers other than Mr. Dreiling, such acts will not constitute good reason if it results from our restructuring or realignment of duties and responsibilities for business reasons that leaves the named executive officer at the same rate of base salary, annual target bonus opportunity, and officer level and with similar responsibility levels or results from the named executive officer's failure to meet pre-established and objective performance criteria.

              No event (in the case of Mr. Dreiling, no isolated, insubstantial and inadvertent event not in bad faith) will constitute "good reason" if we cure the claimed event within 30 days (10 business days in the case of Mr. Dreiling) after receiving notice from the named executive officer.

              Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement.     If any named executive officer resigns with good reason, all then unvested option grants held by that officer will be forfeited. Unless we purchase any then vested options (including Rollover Options) in total at a price equal to the fair market value of the shares underlying the vested options, less the aggregate exercise price of the vested options, the named executive officer generally may exercise vested options for a period of 180 days (90 days in the case of Rollover Options) from the termination date.

              In the event any named executive officer (other than Mr. Dreiling) resigns under the circumstances described in (2) below, or in the event we fail to extend the term of Mr. Dreiling's employment as provided in (3) below, the relevant named executive officer's equity will be treated as described under "Voluntary Termination without Good Reason" below.

              Additionally, if the named executive officer (1) resigns with good reason, or (2) in the case of named executive officers (other than Mr. Dreiling), resigns within 60 days of our failure to offer to renew, extend or replace the named executive officer's employment agreement before, at or within 6 months after the end of the agreement's term (unless we enter into a mutually acceptable severance arrangement or the resignation is a result of the named executive officer's voluntary retirement or termination), or (3) in the case of Mr. Dreiling, in the event we elect not to extend the term of his employment by providing 60 days prior written notice before the applicable extension date, then in each case the named executive officer will receive the following benefits as soon as administratively practicable after the 60th day after termination of employment but contingent upon the execution and effectiveness of a release of certain claims against us and our affiliates in the form attached to the named executive officer's employment agreement:

  •
  Continuation of base salary, as in effect immediately before the termination, for 24 months payable in accordance with our normal payroll cycle and procedures.

  •
  A lump sum payment equal to 2 times the average percentage of the named executive officer's target bonus paid or to be paid to employees at the same job grade level as the named executive officer (if any) under the annual bonus program for officers for the 2 fiscal years immediately preceding the fiscal year in which the termination date occurs (for Mr. Dreiling, the bonus payment will be equal to 2 times his target bonus and will be payable over 24 months).

  •
  A lump sum payment equal to 2 times our annual contribution for the named executive officer's participation in our pharmacy, medical, dental and vision benefits program (in the case of Mr. Dreiling, these benefits instead will be in the form of a continuation of these benefits to Mr. Dreiling, his spouse and his eligible dependents to the extent covered immediately prior to the employment termination, for 2 years from the termination date or, if earlier, until he is or becomes eligible for comparable coverage under the group health plans of a subsequent employer).

  •
  Mr. Dreiling will receive a prorated bonus payment based on our performance for the fiscal year, paid at the time bonuses are normally paid for that fiscal year.

  •
  Outplacement services, at our expense, for 1 year or, if earlier, until other employment is secured.

              Note that any amounts owed to a named executive officer in the form of salary continuation that would otherwise have been paid during the 60 day period after the named executive officer's employment termination will instead be payable in a single lump sum as soon as administratively practicable after the 60th day after such termination date and the remainder will be paid in the form of salary continuation payments as set forth above.

              Subject to any applicable prohibition on acceleration of payment under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), we may, at any time and in our sole discretion, elect to make a lump-sum payment of all these amounts (other than Mr. Dreiling's benefits continuation, which shall be provided over 24 months), or all other earned but unpaid amounts due as a result of this type of termination.

              The named executive officer will forfeit any unpaid severance amounts upon a material breach of any continuing obligation under the employment agreement or the release (the "Continuing Obligations"), which include:

  •
  The named executive officer must maintain the confidentiality of, and refrain from disclosing or using, our (a) trade secrets for any period of time as the information remains a trade secret under applicable law and (b) confidential information for a period of 2 years following the employment termination date.

  •
  For a period of 2 years after the employment termination date, the named executive officer may not accept or work in a "competitive position" within any state in which we maintain stores at the time of his termination date or any state in which we have specific plans to open stores within 6 months of that date. For this purpose, "competitive position" means any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the named executive officer and any person engaged wholly or in material part in the business in which we are engaged, including but not limited to Wal-Mart, Sam's Club, Target, Costco, K-Mart, Big Lots, BJ's Wholesale Club, Walgreens, Rite-Aid, CVS, Family Dollar Stores, Fred's, the 99 Cents Stores, and Dollar Tree Stores (and, with respect to Messrs. Dreiling and Bere, Casey's General Stores and The Pantry, Inc.; and also, with respect to Mr. Bere, Longs Drug Stores; Walgreens, Rite-Aid and CVS are not specifically listed in Mr. Dreiling's employment agreement; Sam's Club and Big Lots are not specifically listed in Mr. Bere's or Mr. Dreiling's employment agreements), or any person then planning to enter the deep discount consumable basics retail business, if the named executive officer is required to perform services for that person which are substantially similar to those he or she provided or directed at any time while employed by us.

  •
  For a period of 2 years after the employment termination date, the named executive officer may not actively recruit or induce any of our exempt employees (exempt executives in the case of Mr. Dreiling) to cease employment with us.

  •
  For a period of 2 years after the employment termination date, the named executive officer may not solicit or communicate with any person who has a business relationship with us and with whom the named executive officer had contact while employed by us, if that contact would likely interfere with our business relationships or result in an unfair competitive advantage over us.

  •
  The named executive officer may not engage in any communications to persons outside Dollar General which disparages Dollar General or interferes with our existing or prospective business relationships.

              Voluntary Termination without Good Reason.     If the named executive officer resigns without good reason, he or she will forfeit all unvested equity grants and all vested but unexercised options (other than Rollover Options). Rollover Options are fully exercisable and generally may be exercised for 3 months from the termination date unless they expire earlier or unless we repurchase them, on a per share basis, at a per share price equal to the lesser of (1) the fair market value of one of our shares, minus the per share exercise price of a Rollover Option or (2) the sum of (x) $8.75 per share (the "Base Price") plus (y) the applicable percentage (e.g., 20% for each anniversary of July 6, 2007) of the excess of the fair market value of one of our shares over the per share Base Price, minus (z) the per share exercise price of a Rollover Option.

Payments Upon Involuntary Termination

              The payments to be made to a named executive officer upon involuntary termination vary depending upon whether termination is with or without "cause". For purposes of each named executive officer, "cause" generally means (as more fully described in the applicable employment agreement):

  •
  Attendance at work in a state of intoxication or in possession of any prohibited drug or substance which would amount to a criminal offense;

  •
  Assault or other act of violence;

  •
  Any act (other than a de minimis act) involving fraud or dishonesty;

  •
  Any material breach of any SEC or other law or regulation or any Dollar General policy governing securities trading or inappropriate disclosure or "tipping";

  •
  Any activity or public statement, other than as required by law, that prejudices Dollar General or reduces our good name and standing or would bring Dollar General into public contempt or ridicule; or

  •
  Conviction of, or plea of guilty or nolo contendere to, any felony whatsoever or any misdemeanor that would preclude employment under our hiring policy.

              For purposes of Mr. Tehle, Ms. Guion and Mr. Vasos, "cause" also means:

  •
  Willful or repeated refusal or failure substantially to perform his or her material obligations and duties under his or her employment agreement or those reasonably directed by his or her supervisor, our CEO and/or the Board (except in connection with a Disability); or

  •
  Any material violation of our Code of Business Conduct and Ethics (or the equivalent code in place at that time).

              For purposes of determining treatment of a named executive officer's Rollover Options, "cause" means, to the extent that our Compensation Committee determines that it is directly and materially harmful to our business or reputation:

  •
  A felony conviction or the failure to contest prosecution of a felony; or

  •
  Willful misconduct or dishonesty.

              Involuntary Termination for Cause.     If the named executive officer is involuntarily terminated for cause, he or she will forfeit all unvested equity grants, as well as all vested but unexercised options. However, we may repurchase all Rollover Options at a per share price equal to the lesser of (x) Base Price over the per share exercise price of these options and (y) the fair market value of one of our shares underlying these options over the per share exercise price of these options.

              Involuntary Termination without Cause.     If the named executive officer is involuntarily terminated without cause, the named executive officer's equity grants will be treated as described under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement" above. In addition, each named executive officer will receive the same severance payments and benefits as described under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement" above.

Payments After a Change in Control

              Upon a change in control (as defined under each applicable governing document), regardless of whether the named executive officer's employment terminates:

  •
  Under the 2007 Plan, (1) all time-vested options will vest and become immediately exercisable as to 100% of the shares of common stock subject to such options immediately prior to a change in control and (2) all performance-vested options will vest and become immediately exercisable as to 100% of the shares of common stock subject to such options immediately prior to a change in control if, as a result of the change in control, (x) investment funds affiliated with KKR realize a specified internal rate of return on 100% of their aggregate investment, directly or indirectly, in our equity securities (the "Sponsor Shares") and (y) the investment funds affiliated with KKR earn a specified cash return on 100% of the Sponsor Shares; provided, however, that in the event that a change in control occurs in which more than 50% but less than 100% of our common stock or other voting securities or the common stock or other voting securities of Buck Holdings, L.P. is sold or otherwise disposed of, then the performance-vested options will become vested up to the same percentage of Sponsor Shares on which investment funds affiliated with KKR achieve a specified internal rate of return on their aggregate investment and earn a specified return on their Sponsor Shares.

  •
  All CDP/SERP Plan benefits will become fully vested (to the extent not already vested).

              If the named executive officer is involuntarily terminated without cause or resigns for good reason, he or she will receive the same severance payments and benefits as described under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement" above.

              If any payments or benefits in connection with a change in control (as defined in Section 280G of the Code) would be subject to the "golden parachute" excise tax under federal income tax rules, we will pay an additional amount to the named executive officer to cover the excise tax and any other excise and income taxes resulting from this payment. However, other than with respect to Mr. Dreiling, if after receiving this payment the named executive officer's after-tax benefit would not be at least $50,000 more than it would be without this payment, then this payment will not be made and the severance and other benefits due to the named executive officer will be reduced so that the golden parachute excise tax is not incurred.

              For purposes of the CDP/SERP Plan, a change in control generally is deemed to occur (as more fully described in the plan document):

  •
  if any person (other than Dollar General or any of our employee benefit plans) acquires 35% or more of our voting securities (other than as a result of our issuance of securities in the ordinary course of business);

  •
  if a majority of our Board members at the beginning of any consecutive 2-year period are replaced within that period without the approval of at least 2/3 of our Board members who served as directors at the beginning of the period; or

  •
  upon the consummation of a merger, other business combination or sale of assets of, or cash tender or exchange offer or contested election with respect to, Dollar General if less than a majority of our voting securities are held after the transaction in the aggregate by holders of our securities immediately prior to the transaction.

              For purposes of the treatment of equity discussed above, a change in control generally means (as more fully described in the Management Stockholder's Agreement between us and the named executive officers) one or a series of related transactions described below which results in us, KKR and its affiliates or an employee benefit plan referenced below ceasing to hold the ability to elect (or cause to be elected) a majority of our Board members:

  •
  the sale of all or substantially all of the assets of Buck Holdings, L.P. or us and our subsidiaries to any person (or group of persons acting in concert), other than to (x) investment funds affiliated with KKR or its affiliates or (y) any employee benefit plan (or trust forming a part thereof) maintained by us, KKR or our respective affiliates or other person of which a majority of its voting power or other equity securities is owned, directly or indirectly, by us, KKR or our respective affiliates; or

  •
  a merger, recapitalization or other sale by us, KKR (indirectly) or any of our respective affiliates, to a person (or group of persons acting in concert) of our common stock or our other voting securities that results in more than 50% of our common stock or our other voting securities (or any resulting company after a merger) being held, directly or indirectly, by a person (or group of persons acting in concert) that is not controlled by (x) KKR or its affiliates or (y) an employee benefit plan (or trust forming a part thereof) maintained by us, KKR or our respective affiliates or other person of which a majority of its voting power or other equity securities is owned, directly or indirectly, by us, KKR or our respective affiliates.

Payments to Mr. Bere

              Mr. Bere's employment with us ended at the close of business on January 29, 2010. Mr. Bere received or will receive the following payments and benefits under his employment agreement, as modified by his separation agreement with us, and other plans in which he participated. The severance payments were contingent upon execution and effectiveness of a release of certain claims against us and our affiliates in the form attached to the separation agreement.

  •
  A lump sum amount representing 2 times his (i) base salary at the annual rate in effect on January 29, 2010 and (ii) target bonus in effect on January 29, 2010.

  •
  A lump sum amount equal to the actual bonus that he would have been due, if any, under our bonus plan in respect of the fiscal year ended January 29, 2010 had he remained employed with us through the date on which any bonus plan payments are made, which payments will be calculated and paid at the same time as bonus payments are calculated for our senior executives.

  •
  A lump sum amount representing two times our annual contribution for his participation in our medical, dental and vision benefits program.

  •
  The third party outplacement services described above, if requested.

  •
  All unvested equity grants automatically terminated.

  •
  We waived our call rights under our Management Stockholder's Agreement with Mr. Bere to purchase all of our outstanding equity owned by him, as well as all vested options (including the Rollover Options) held by him.

  •
  We waived the transfer restrictions set forth in our Management Stockholder's Agreement with Mr. Bere upon the expiration of the underwriter lock-up period in connection with our recent initial public offering.

              Mr. Bere is subject to the Continuing Obligations set forth under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement" above.

              The following tables summarize the potential payments to our named executive officers upon the occurrence of various termination of employment events as of the end of our most recently completed fiscal year (i.e., January 29, 2010).

Potential Payments to Named Executive Officers Upon Occurrence of
Various Termination Events As of January 29, 2010

		Involuntary Without Cause or Voluntary With Good Reason ($)
	Voluntary Without Good Reason ($)(1)
			Involuntary With Cause ($)(1)				Change in Control ($)(2)
				Death ($)	Disability ($)	Retirement ($)
Name/Item

Mr. Dreiling
Vested Options Prior to Event	0	11,066,060	0	11,066,060	11,066,060	11,066,060	11,066,060
Option Vesting Due to Event	n/a	n/a	n/a	2,213,212	2,213,212	n/a	11,066,060
SERP Benefits Prior to Event	245,032	245,032	245,032	245,032	245,032	245,032	245,032
SERP Benefits Due to Event	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Deferred Comp Plan Balance Prior to and After Event	113,697	113,697	113,697	113,697	113,697	113,697	113,697
Cash Severance	n/a	4,484,000	n/a	0	2,434,924	n/a	4,484,000
Health Continuation(3)	n/a	12,470	n/a	n/a	12,470	n/a	12,470
Outplacement(4)	n/a	10,000	n/a	n/a	n/a	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	0
Life Insurance Proceeds	n/a	n/a	n/a	2,802,500	n/a	n/a	n/a
Total	358,728	15,931,259	358,728	16,440,501	16,085,395	11,424,789	26,997,319

Mr. Tehle
Vested Options Prior to Event	2,337,268	7,206,328	2,337,268	7,206,328	7,206,328	7,206,328	7,206,328
Option Vesting Due to Event	n/a	n/a	n/a	973,812	973,812	n/a	4,869,060
SERP Benefits Prior to Event	362,338	362,338	362,338	362,338	362,338	362,338	362,338
SERP Benefits Due to Event	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Deferred Comp Plan Balance Prior to and After Event	248,565	248,565	248,565	248,565	248,565	248,565	248,565
Cash Severance	n/a	3,426,632	n/a	n/a	n/a	n/a	3,426,632
Health Payment(3)	n/a	19,790	n/a	n/a	n/a	n/a	19,790
Outplacement(4)	n/a	10,000	n/a	n/a	n/a	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	2,192,270
Life Insurance Proceeds	n/a	n/a	n/a	1,572,918	n/a	n/a	n/a
Total	2,948,171	11,273,653	2,948,171	10,363,961	8,791,043	7,817,231	18,334,984

Ms. Guion
Vested Options Prior to Event	1,616,370	5,489,495	1,616,370	5,489,495	5,489,495	5,489,495	5,489,495
Option Vesting Due to Event	n/a	n/a	n/a	774,625	774,625	n/a	3,873,125
SERP Benefits Prior to Event	330,245	330,245	330,245	330,245	330,245	330,245	330,245
SERP Benefits Due to Event	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Deferred Comp Plan Balance Prior to and After Event	332,697	332,697	332,697	332,697	332,697	332,697	332,697
Cash Severance	n/a	3,313,464	n/a	n/a	n/a	n/a	3,313,464
Health Payment(3)	n/a	12,470	n/a	n/a	n/a	n/a	12,470
Outplacement(4)	n/a	10,000	n/a	n/a	n/a	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	1,888,207
Life Insurance Proceeds	n/a	n/a	n/a	1,520,970	n/a	n/a	n/a
Total	2,279,313	9,488,371	2,279,313	8,448,033	6,927,063	6,152,438	15,249,703

		Involuntary Without Cause or Voluntary With Good Reason ($)
	Voluntary Without Good Reason ($)(1)
			Involuntary With Cause ($)(1)				Change in Control ($)(2)
				Death ($)	Disability ($)	Retirement ($)
Name/Item

Mr. Vasos
Vested Options Prior to Event	0	1,678,349	0	1,678,349	1,678,349	1,678,349	1,678,349
Option Vesting Due to Event	n/a	n/a	n/a	774,625	774,625	n/a	6,067,901
SERP Benefits Prior to Event	0	0	0	0	0	0	0
SERP Benefits Due to Event	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Deferred Comp Plan Balance Prior to and After Event	0	0	0	0	0	0	0
Cash Severance	n/a	3,240,549	n/a	n/a	n/a	n/a	3,240,549
Health Payment(3)	n/a	11,870	n/a	n/a	n/a	n/a	11,870
Outplacement(4)	n/a	10,000	n/a	n/a	n/a	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	2,892,653
Life Insurance Proceeds	n/a	n/a	n/a	1,487,500	n/a	n/a	n/a
Total	0	4,940,767	0	3,940,474	2,452,974	1,678,349	13,901,321

(1)
Since all vested options (except Rollover Options) terminate upon the event, the amounts reported in this column for "Vested Options Prior to Event" for Mr. Tehle and Ms. Guion only reflect the value of Rollover Options.

(2)
All payments in this column require termination of employment to be paid except options (prior to and due to the event) and restricted stock.

(3)
Mr. Dreiling's Health Continuation was calculated in the same manner as the Health Payment for the other named executive officers.

(4)
Outplacement is estimated based on outplacement services to officers.

Payments to Mr. Bere in Connection With Termination on January 29, 2010

SERP Benefits Vested Prior to the Event(1)	$379,454
Deferred Comp Plan Balance to be Paid(1)	$334,475
Cash Severance (2)	$2,581,753
Cash Severance – Bonus(3)	$1,154,575
Health & Welfare Continuation(2)	$19,790

Total	$4,470,047

(1)
Mr. Bere will be eligible for payments from the SERP and CDP in February 2011. Final payment amounts may vary due to potential gains or losses until payment is made.

(2)
These payments to Mr. Bere are deferred until 60 days from the date of his termination.

(3)
Payment is deferred until the date bonus payments are paid to other named executive officers.

Compensation Committee Interlocks and Insider Participation

              Each of Messrs. Agrawal, Bryant, Calbert, Jones and Rhodes was a member of our Compensation Committee during all or a portion of 2009. None of these persons was at any time during 2009 an officer or employee of Dollar General or any of our subsidiaries or an officer of Dollar General or any of our subsidiaries at any time prior to fiscal 2009. Messrs. Calbert and Agrawal, due to their relationships with KKR, and Mr. Jones, due to his relationship with Goldman, Sachs & Co., may be viewed as having an indirect material interest in certain relationships and transactions with KKR and Goldman, Sachs & Co. discussed under "Certain Transactions with Management and Others" above. Mr. Dreiling serves as a manager of Buck Holdings, LLC, for which Messrs. Calbert, Agrawal and Jones serve as managers.

Compensation Risk Considerations

              Our Compensation Committee, with the assistance of its compensation consultant and management, reviewed our compensation policies and practices for all employees, including executive officers, to assess the risks that may arise from our compensation programs. As a result of that assessment, management and our Compensation Committee believe that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Dollar General. The assessment included a review of our compensation programs for certain design features which could potentially encourage excessive risk-taking or otherwise generate risk to Dollar General. Our Compensation Committee and management noted several design features of our programs that reduce the likelihood of excessive risk-taking or otherwise mitigate risk, such as:

  •
  The use of a company-wide performance measure for the short-term annual incentive plan and as a vesting condition for the performance-based stock options granted under the long-term equity incentive plan;

  •
  A minimum share purchase requirement for participation in the long-term equity incentive plan;

  •
  Relatively long vesting periods for equity awards, as well as restrictions on transferability of vested shares; and

  •
  Compensation program balance (a) between elements that focus on short-term financial performance and those that reward for longer-term stock price appreciation; and (b) between fixed and variable pay.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

              The United States securities laws require our executive officers, directors, and greater than 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Based solely upon a review of these reports furnished to us during and with respect to 2009, or written representations that no Form 5 reports were required, we believe that each of those persons filed, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

              The following table shows the amount of our common stock beneficially owned as of March 29, 2010 by those who were known by us to beneficially own more than 5% of our common stock. A person is a "beneficial owner" of a security if that person has or shares voting or investment power over the security or if he has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, to our knowledge these persons have sole voting and investment power over the shares listed. Percentage computations are based on 340,821,004 shares of our common stock outstanding as of March 29, 2010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Buck Holdings, L.P.*	299,713,583	87.9%

*
Based solely on Statements on Schedule 13G filed on February 16, 2010. Buck Holdings, L.P. ("Buck LP") directly holds 299,713,583 shares. The general partner of Buck Holdings, L.P. is Buck Holdings, LLC ("Buck LLC"), the membership interests of which are held by a private investor group, including affiliates of KKR and Goldman, Sachs & Co. and other equity investors.

Each of KKR 2006 Fund L.P., KKR PEI Investments, L.P., 8 North America Investor L.P., Buck Co-Invest, LP and KKR Partners III, L.P. (collectively, the "KKR Funds") directly holds membership interests in Buck LLC and limited partnership interests in Buck L.P. The KKR Funds hold the majority of such membership interests and limited partnership interests. KKR 2006 Fund, L.P. holds a majority of the membership interests of Buck LLC and the limited partnership interests of Buck L.P. that are held by the KKR Funds. The sole general partner of the KKR 2006 Fund L.P. is KKR Associates 2006 L.P., and the sole general partner of KKR Associates 2006 L.P. is KKR 2006 GP LLC. The designated member of KKR 2006 GP LLC is KKR Fund Holdings L.P.

As the designated members of KKR Management LLC (which indirectly controls or manages KKR 2006 Fund L.P., PEI Investments, L.P. and 8 North America Investor L.P.) and the managing members of KKR III GP LLC, (which indirectly controls KKR Partners III, L.P.), Henry R. Kravis and George R. Roberts may be deemed to share voting and dispositive power with respect to the shares beneficially owned by Buck L.P. but disclaim beneficial ownership of such shares. The address for the KKR Funds, Henry R. Kravis and KKR is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The address for George R. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

The Goldman Sachs Group, Inc. ("GS Group") may be deemed to share voting and dispositive power with respect to 64,990,262 shares held by Buck L.P. Each of the following entities directly owns limited partnership interests in Buck L.P. and may be deemed to share voting and dispositive power with respect to the specified number of shares: GS Capital Partners VI Parallel, L.P. (6,604,177); GS Capital Partners VI GmbH & Co. KG (853,553); GS Capital Partners VI Fund, L.P. (24,016,672); GS Capital Partners VI Offshore Fund, L.P. (19,976,223); Goldman Sachs DGC Investors, L.P. (3,624,714); Goldman Sachs DGC Investors Offshore Holdings, L.P. (7,206,996) and GSUIG, LLC (2,707,927) (collectively, the "Investing Entities"). The shares held by the Investing Entities may be deemed to be beneficially owned by Goldman, Sachs & Co. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. Goldman, Sachs & Co. is a direct and indirect wholly-owned subsidiary of GS Group. Goldman, Sachs & Co. is the investment manager of certain of the Investing Entities. Each of the Investing Entities disclaims beneficial ownership of any shares of common stock owned by Buck L.P. or by the other investors of Buck L.P., except to the extent disclosed above. The address of each of the Investing Entities other than GS Capital Partners VI GmbH & Co. KG is c/o Goldman, Sachs & Co., 85 Broad Street 10th floor, New York, New York 10004. The address of GS Capital Partners VI GmbH & Co. KG is Messeturm, Friedrich-Ebert-Anlage 49 60323, Frankfurt/Main, Germany.

Security Ownership of Officers and Directors

              The following table shows the amount of our common stock beneficially owned, as of March 29, 2010, by our directors and named executive officers individually and by our directors and all of our executive officers as a group, calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 under which a person generally is deemed to beneficially own a security if he has or shares voting or investment power over the security, or if he has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, these persons may be contacted at our executive offices and, to our knowledge, have sole voting and investment power over the shares listed. Percentage computations are based on 340,821,004 shares of our common stock outstanding as of March 29, 2010.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Raj Agrawal(1)(2)	—	*
Warren F. Bryant(2)	4,000	*
Michael M. Calbert(1)(2)	10,000	*
Adrian Jones(2)(3)	—	*
William C. Rhodes, III(2)	4,000	*
David B. Rickard(2)	4,500	*
Richard W. Dreiling(4)	1,037,482	*
David L. Bere(4)	596,095	*
David M. Tehle(4)	433,143	*
Kathleen R. Guion(4)	343,256	*
Todd J. Vasos(4)	182,619	*
All directors and executive officers as a group (15 persons)(1)(2)(3)(4)	3,253,917	*

*
Denotes less than 1% of class.

(1)
Messrs. Agrawal and Calbert are executives of KKR. As discussed above under "Security Ownership of Certain Beneficial Owners," KKR may be deemed, by virtue of its rights under the operating agreement of Buck Holdings, LLC, to share dispositive and/or voting power with respect to the shares held by Buck Holdings, L.P. Messrs. Calbert and Agrawal disclaim beneficial ownership of any such shares.

(2)
Excludes shares underlying restricted stock units held by each of the named holders, but over which they have no voting or investment power nor the right to acquire beneficial ownership within 60 days of March 29, 2010.

(3)
Mr. Jones is a managing director of Goldman, Sachs & Co. As discussed above under "Security Ownership of Certain Beneficial Owners," the GS Group may be deemed by virtue of its rights under the operating agreement of Buck Holdings, LLC, to share dispositive and/or voting power with respect to certain shares held by Buck Holdings, L.P. Mr. Jones disclaims any beneficial ownership of the common shares owned directly or indirectly by the GS Group except to the extent of his pecuniary interest therein, if any.

(4)
Includes the following number of shares subject to options either currently exercisable or exercisable within 60 days of March 29, 2010 over which the person will not have voting or investment power until the options are exercised: Mr. Dreiling (714,285); Mr. Bere (128,571); Mr. Tehle (424,003); Ms. Guion (325,877); Mr. Vasos (108,333); and all current directors and executive officers as a group (2,261,797). The shares described in this note are considered outstanding for the purpose of computing the percentage of outstanding stock owned by each named person and by the group, but not for the purpose of computing the percentage ownership of any other person.

AUDIT COMMITTEE REPORT

              The Audit Committee of our Board of Directors has:

      •
      reviewed and discussed with management the audited financial statements for the fiscal year ended January 29, 2010,

      •
      discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T,

      •
      received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and

      •
      discussed with Ernst & Young LLP their independence from Dollar General and its management.

              Based on these reviews and discussions, the Audit Committee unanimously recommended to the Board of Directors that Dollar General's audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 29, 2010 for filing with the SEC.

              While the Audit Committee has the responsibilities and powers set forth in its charter, the Audit Committee does not have the duty to plan or conduct audits or to determine that Dollar General's financial statements are complete, accurate, or in accordance with generally accepted accounting principles. Dollar General's management and independent auditor have this responsibility. The Audit Committee also does not have the duty to assure compliance with laws and regulations or with the policies of the Board of Directors.

              This report has been furnished by the members of the Audit Committee:

      •
      David B. Rickard, Chairman
      •
      Warren F. Bryant
      •
      William C. Rhodes, III

              The above Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates this report by reference therein.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF AUDITORS

Who has the Audit Committee selected as our independent registered public accounting firm?

              The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year. Ernst & Young LLP has served in that capacity since October 2001.

Will representatives of Ernst & Young LLP attend the annual meeting?

              Representatives of Ernst & Young LLP have been requested and are expected to attend the annual meeting. These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

What does the Board of Directors recommend?

              Our Board recommends that you vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year. The Audit Committee is not bound by a vote either for or against the firm. If the shareholders do not ratify this appointment, our Audit Committee will consider that result in selecting our independent registered public accounting firm in the future.

FEES PAID TO AUDITORS

What fees were paid to the independent registered public accounting firm in 2009 and 2008?

              The following table sets forth the aggregate fees for professional services rendered to us by Ernst & Young LLP during the past two fiscal years:

Service	2009 Aggregate Fees Billed ($)	2008 Aggregate Fees Billed ($)
Audit Fees(1)	2,512,641	1,911,418
Audit-Related Fees(2)	28,500	28,500
Tax Fees(3)	1,310,650	218,129
All Other Fees(4)	6,000	6,000

(1)
2009 fees include fees for services related to our initial public offering which were not incurred in 2008.

(2)
2009 and 2008 fees include services relating to the employee benefit plan audit.

(3)
2009 fees include work opportunity tax credit assistance and Internal Revenue Service transcript and examination reviews assistance. 2009 and 2008 fees include services relating to a LIFO tax calculation and tax advisory services related to inventory, as well as international, federal, state and local tax advice.

(4)
2009 and 2008 fees include a subscription fee to an on-line accounting research tool.

How does the Audit Committee pre-approve services provided by the independent registered public accounting firm?

              The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. Where feasible, the Committee considers and, when appropriate, pre-approves services at regularly scheduled meetings after disclosure by management and the independent registered public accounting firm of the nature of the proposed services, the estimated fees (when available), and their opinions that the services will not impair the independence of the independent registered public accounting firm. The Committee's chairperson (or any Committee member if the chairperson is unavailable) may pre-approve such services in between Committee meetings, and must report to the Committee at its next meeting with respect to all services so pre-approved. The Committee pre-approved 100% of the services provided by Ernst & Young LLP during 2009 and 2008.

SHAREHOLDER PROPOSALS
FOR 2011 ANNUAL MEETING

              To be considered for inclusion in our proxy materials relating to the 2011 annual meeting of shareholders, proposals must be submitted by eligible shareholders who have complied with the relevant regulations of the SEC and must be received no later than December 17, 2010. In addition, if we are not notified of a shareholder proposal by March 2, 2011, then the proxies held by our management may provide the discretion to vote against such shareholder proposal, even though the proposal is not discussed in our proxy materials sent in connection with the 2011 annual meeting of shareholders.

              If you would like to introduce other new business at the 2011 annual meeting, you must provide written notice to us no earlier than the close of business on February 3, 2011 and no later than the close of business on March 5, 2011, and comply with the advance notice provisions of our Bylaws.

              Shareholder proposals should be mailed to Corporate Secretary, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, TN 37072. Shareholder proposals that are not included in our proxy materials will not be considered at any annual meeting of shareholders unless such proposals have complied with the requirements of our Bylaws.

OTHER INFORMATION

              A copy of our Annual Report to Shareholders for 2009 is being provided to each shareholder with this proxy statement. A copy of our 2009 Form 10-K and a list of all its exhibits will be supplied without charge to any shareholder upon written request sent to our principal executive offices: Dollar General Corporation, Attention: Investor Relations, 100 Mission Ridge, Goodlettsville, TN 37072. Exhibits to the Form 10-K are available for a reasonable fee. You may also view our Form 10-K and its exhibits online at the SEC web site at www.sec.gov or via our web site at www.dollargeneral.com under "Investor Information—SEC Filings".

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 000000 0000063383_1 R2.09.05.010 For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Raj Agrawal 02 Warren F. Bryant 03 Michael M. Calbert 04 Richard W. Dreiling 05 Adrian Jones 06 William C. Rhodes, III 07 David B. Rickard DOLLAR GENERAL CORP ATTN: INVESTOR RELATIONS 100 MISSION RIDGE GOODLETTSVILLE, TN 37072 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 2, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 2, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2. To ratify Ernst & Young LLP as the independent registered public accounting firm for fiscal 2010 NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting, including any adjournment(s) thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000063383_2 R2.09.05.010 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . DOLLAR GENERAL CORPORATION Proxy Solicited by and on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on June 3, 2010 The undersigned shareholder of Dollar General Corporation, a Tennessee corporation ( the "Company"), hereby acknowledges receipt of the notice of annual meeting of shareholders and proxy statement dated April 16, 2010, and hereby appoints Susan S. Lanigan and Christine L. Connolly, or either of them, proxies each with full power of substitution and authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all shares of common stock of the Company that the shareholder is entitled to vote at the annual meeting of shareholders of the Company to be held June 3, 2010 at 9:00 A.M., Central Time, in the Goodlettsville City Hall Auditorium, located at 105 South Main Street, Goodlettsville, Tennessee, and at any adjournment(s) thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees for director in Proposal 1 and FOR Proposal 2. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the meeting or any adjournment(s) thereof. Continued and to be signed on reverse side